                                                                       EXHIBIT 2


================================================================================

                            STOCK PURCHASE AGREEMENT


                                    between


                         AMERICAN GENERAL CORPORATION,

                                   ("Buyer"),



                                      and



                             AMERICAN BRANDS, INC.,

                                   ("Seller")




                            Dated November 29, 1994

================================================================================



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                                                    TABLE OF CONTENTS
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ARTICLE I                 PURCHASE AND SALE OF COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         Section 1.1      Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.2      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.3      Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II                REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . .   2

         Section 2.1      Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 2.2      No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 2.3      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 2.4      Undisclosed Liabilities; Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 2.5      Representations Regarding Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 2.6      Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 2.7      Reserves. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 2.8      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 2.9      Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 2.10     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 2.11     Labor Relations; Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 2.12     Employee Benefit Plans; ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 2.13     Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 2.14     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 2.15     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 2.16     Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 2.17     Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 2.18     Affiliate Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 2.19     Directors, Officers and Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 2.20     Representation Regarding Insurance Business . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 2.21     Broker-Dealer; Investment Advisor; Investment Company . . . . . . . . . . . . . . . . . . .  29
         Section 2.22     Activities of Holding Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE III               REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         Section 3.1      Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 3.2      Authority; No Conflict; Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 3.3      Filings and Notices; Approvals and Consents . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 3.4      Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
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         Section 3.5      Investment Intent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 3.6      Actions Pending . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE IV                REPRESENTATIONS AND WARRANTIES OF SELLER AS TO ITSELF . . . . . . . . . . . . . . . . . . .  32

         Section 4.1      Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 4.2      Authority; No Conflict; Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 4.3      Filings and Notices; Approvals and Consents . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 4.4      Title to Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 4.5      Actions Pending . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 4.6      Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE V                 COVENANTS OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

         Section 5.1      Operation of the Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 5.2      Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 5.3      Additional Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 5.4      Filings and Notices; Approvals and Consents . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 5.5      Investment Portfolio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 5.6      Reinsurance Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 5.7      Updating of Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 5.8      Non-solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 5.9      Dividend Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 5.10     ERISA Plan Amendments: Determination Letters  . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 5.11     Employment Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Section 5.12     Proxy Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 5.13     Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE VI                JOINT COVENANTS AS TO CERTAIN TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . .  43

         Section 6.1      Pre-1994 Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 6.2      Post-1993 Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 6.3      Certain Consolidated and Other Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 6.4      Other Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 6.5      Obligations Contingent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 6.6      Tax Sharing Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 6.7      Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 6.8      Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
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         Section 6.9      Carrybacks  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 6.10     Tax Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 6.11     Timing Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

ARTICLE VII               COVENANTS OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

         Section 7.1      Filings and Notices; Approvals and Consents; Extraordinary Dividend . . . . . . . . . . . .  49
         Section 7.2      Updating of Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 7.3      Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 7.4      Indemnification of Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 7.5      Post-Closing Access by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

ARTICLE VIII              JOINT COVENANTS WITH RESPECT TO IAA AND ICA MATTERS . . . . . . . . . . . . . . . . . . . .  52

         Section 8.1      Affirmative Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 8.2      Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 8.3      Section 15(f) of the ICA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 8.4      Subsequent Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

ARTICLE IX                CONDITIONS TO OBLIGATIONS OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

         Section 9.1      Representations and Warranties Correct  . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 9.2      No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Section 9.3      Performance; No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Section 9.4      Absence of Litigation; Regulatory Compliance  . . . . . . . . . . . . . . . . . . . . . . .  57
         Section 9.5      Opinions of Counsel to the Company and Seller . . . . . . . . . . . . . . . . . . . . . . .  57
         Section 9.6      Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 9.7      Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 9.8      Intercompany Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 9.9      Resignation of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 9.10     Investment Portfolio Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

ARTICLE X                 CONDITIONS TO OBLIGATIONS OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

         Section 10.1     Representations and Warranties Correct  . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 10.2     Performance; No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         Section 10.3     Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
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         Section 10.4     Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Section 10.5     Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Section 10.6     Opinions of Counsel to Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         Section 10.7     Transfer Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60


ARTICLE XI                DELIVERIES AT CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60

         Section 11.1     Deliveries by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         Section 11.2     Deliveries by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62


ARTICLE XII               INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

         Section 12.1     Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
         Section 12.2     Defense of Third-Party Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
         Section 12.3     Direct Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         Section 12.4     Purchase Price Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         Section 12.5     Net After-Tax Basis . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67


ARTICLE XIII              MISCELLANEOUS PROVISIONS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . .  68

         Section 13.1     Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         Section 13.2     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         Section 13.3     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         Section 13.4     Amendments; Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         Section 13.5     Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         Section 13.6     Negotiations with Third Parties; Specific Performance . . . . . . . . . . . . . . . . . . .  71
         Section 13.7     Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         Section 13.8     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         Section 13.9     Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         Section 13.10    Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         Section 13.11    Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         Section 13.12    Definition of "Knowledge" of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73

         ANNEX A  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-1
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                            STOCK PURCHASE AGREEMENT

                 STOCK PURCHASE AGREEMENT dated as of November 29, 1994 (together with the annexes, exhibits and schedules hereto, this "Agreement"), between American General Corporation, a Texas corporation ("Buyer"), and American Brands, Inc., a Delaware corporation ("Seller").

                 Buyer desires to purchase all of the outstanding shares of common stock of American Franklin Company, a Delaware corporation ("Holding Company"), and Seller desires to sell such shares to Buyer on the terms and conditions hereinafter set forth.

                 The definitions of certain initially capitalized terms used herein are set forth in Annex A hereto.

                 In consideration of the premises and of the mutual covenants and agreements contained herein, Seller and Buyer hereby agree as follows:


                                   ARTICLE I

                       PURCHASE AND SALE OF COMMON STOCK

                 Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, Seller will sell, transfer and convey to Buyer, free of all Liens, and Buyer will purchase from Seller, 1,000 shares of the Common Stock, par value $1.00 per share, of the Holding Company, representing all of the outstanding equity securities of the Holding Company (the "Common Stock"), for the Purchase Price (as defined in Section 1.3).

                 Section 1.2 Closing. Subject to the conditions set forth herein, the purchase and sale of the Common Stock pursuant to this Agreement (the "Closing") will take place at the offices of Chadbourne & Parke at 10:00 A.M., New York time, on the fourth business day following the satisfaction or waiver of the conditions set forth in Articles IX and X. The date on which the Closing is to occur is herein referred to as the "Closing Date". The Closing will be deemed to have occurred as of the close of business on the Closing Date.

                 Section 1.3 Purchase Price. In consideration for the sale, transfer and conveyance of the Common Stock to Buyer by Seller, Buyer will, upon the terms and subject to the conditions contained herein, deliver to Sell-er, at the Closing, cash in the amount of (a) $1.170 billion or (b) if all approvals of Governmental Entities in respect of the Extraordinary Dividend (as defined in Section 5.9) have been obtained and such Extraordinary Dividend has been paid to Seller, $920 million, payable by wire transfer in immediately available funds to an account which Seller shall designate in writing to Buyer no less than two business days prior to the Closing Date, in lawful money of the United States of America (the "Purchase Price").


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                 Seller hereby represents and warrants to Buyer as follows:

                 Section 2.1 Organization. (a) Each of the Holding Company and Franklin Financial Services Corporation, a Delaware corporation (the "Broker-Dealer"), is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware with the corporate power to own its Assets and carry on the business conducted by it as now conducted.

                 (b) Each of the Holding Company and the Broker-Dealer is duly qualified and is in good standing as a foreign corporation in each jurisdiction in which such qualification is required, except in any such jurisdictions in which the failure so to qualify would not have a Material Adverse Effect.

                 (c) Each of The Franklin Life Insurance Company, an Illinois corporation (the "Company"), The American Franklin Life Insurance Company, an Illinois corporation (the "Illinois Subsidiary"), and The Franklin United Life Insurance Company, a New York corporation (the "NY Subsidiary") (each of the NY Subsidiary and the Illinois Subsidiary, an "Insurance Subsidiary" and, collectively, the "Insurance Subsidiaries"), is (i) a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation with the corporate power to own its Assets and carry on the business conducted by it as now conducted, (ii) duly licensed or authorized as an insurance company in its jurisdiction of incorporation, and
(iii) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed or authorized.

                 (d) Complete and correct copies of the Certificate of Incorporation and By-Laws of the Holding Company and each of its Subsidiaries, as in effect on the date hereof, have been delivered to Buyer. Except as set forth on Schedule 2.17, the Holding Company has no Subsidiaries nor owns or controls directly or indirectly, nor has, at any time since April 1, 1989 owned or controlled, directly or indirectly, any shares of capital stock or other interest in any other corporation, partnership, joint venture or any other enterprise (other than Investments (as defined in Section 2.6)) and has no right or obligation to acquire any such capital stock or other interest (other than those arising under venture capital investments).

                 Section 2.2 No Conflict. Except as set forth on Schedule 2.2, the execution, delivery and performance of this Agreement by Seller (a) do not and will not conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or call a default with respect to any Company Contract (as defined in Section 2.9), or result in the creation or imposition of any Lien upon the Common Stock or any Assets of the Holding Company or its Subsidiaries, and (b) will not result in any violation of any law, rule or regulation applicable to the Holding Company or its Assets (including the Subsidiaries of the Holding Company, their Assets and the Investments); provided, that the representation in clause (a) above shall not be deemed to give any assurances regarding rights of termination based on any decrease in insurance industry ratings of the Company or its Subsidiaries resulting from the declaration and/or payment of the Extraordinary Dividend. Other than as set forth on Schedule 2.2, none of the Holding Company or its Subsidiaries is a party to, or subject to or bound by, any judgment, injunction or decree of any court or other Governmental Entity which may restrict or interfere with the performance of this Agreement by Seller.

                 Section 2.3  Financial Statements.

                 (a) Seller has previously furnished to Buyer the audited consolidated balance sheets of the Company as of December 31 in each of the years 1991 through 1993 (collectively the "Balance Sheets"), and the related statements of income and cash flows for the fiscal years then ended (together with the notes thereto) (collectively with the Balance Sheets, the "Financial Statements"). The Balance Sheets (including the related notes) fairly present the consolidated financial condition of the Company as at the dates thereof, and the other related audited year-end statements included in the Financial Statements (including the related notes) fairly present the consolidated results of operations of the Company for the fiscal years then ended; and each of the Financial Statements (including the related notes) has been prepared in accordance with GAAP (except as otherwise set forth therein). The consolidated balance sheet of the Company as of December 31, 1993 is hereinafter referred to as the "1993 Balance Sheet," and the related statements of income and cash flows for the fiscal year then ended (together with the notes thereto), collectively with the 1993 Balance Sheet, are hereinafter referred to as the "1993 Financial Statements."

                 (b) Seller has previously furnished to Buyer true and complete copies of the unaudited consolidated balance sheet (the "Recent Balance Sheet") of the Holding Company as of September 30, 1994 (the "Balance Sheet Date") and the related statements of income and cash flows for the period then ended (collectively with the Recent Balance Sheet, the "Unaudited Financial Statements"). The Recent Balance Sheet fairly presents the consolidated financial condition of the Holding Company as at the date thereof, and the other related unaudited statements included in the Unaudited Financial Statements fairly present the consolidated results of operations of the Holding Company for the period then ended; and the Unaudited Financial Statements have been prepared in accordance with GAAP (except as otherwise set forth therein), subject to normal year-end adjustments and any other adjustments described therein, and except that the Unaudited Financial Statements do not contain full footnote disclosures in accordance with GAAP.

                 (c) Seller has previously furnished to Buyer true and complete copies of the annual convention statements and the quarterly convention statements, including the participating and non-participating balance sheets, of each of the Company and the Insurance Subsidiaries for the years ended December 31, 1991, 1992 and 1993 and for the three-month periods ended March 31, June 30 and September 30, 1994 (collectively, the "Convention Statements"). The Convention Statements and the statutory balance sheets and statements of operations included therein fairly present the admitted assets, liabilities and surplus and results of operations and changes in surplus of the Company and each of the Insurance Subsidiaries as of the dates and for the periods indicated therein and have been prepared in conformity with applicable statutory accounting practices (the "Statutory Accounting Principles") applied on a consistent basis throughout the periods indicated (except as otherwise set forth therein). The statutory balance sheets and statements of operations included in the annual Convention Statements have been audited by Coopers & Lybrand, L.L.P.

                 Section 2.4 Undisclosed Liabilities; Absence of Changes. (a) Except as and to the extent of the amounts specifically reflected or reserved against in the 1993 Balance Sheet, at December 31, 1993 the Company and its Subsidiaries had no Liabilities of a nature required by GAAP to be reflected in a corporate balance sheet or disclosed in the notes thereto. Except as set forth on Schedule 2.4, neither the Holding Company nor any of its Subsidiaries has any outstanding indebtedness for borrowed money to any Person other than intercompany accounts between any of the Holding Company and its Subsidiaries nor does it have any Liabilities as guarantor, surety, co-signer, endorser (except for checks in the ordinary course of business), co-maker or indemnitor (except for indemnity obligations under Contracts) in respect of the obligation of any Person.

                 (b) Except as set forth on Schedule 2.4 and except as and to the extent of the amounts specifically reflected or reserved against in the Convention Statements for the year ended December 31, 1993, at December 31, 1993 neither the Company nor any of the Insurance Subsidiaries had any Liabilities of a nature required by

Statutory Accounting Principles to be reflected in a convention statement or disclosed in the notes thereto.

                 (c) Except as set forth on Schedule 2.4 or as contemplated by this Agreement, since the Balance Sheet Date, neither the Holding Company nor any of its Subsidiaries has:

                          (i)        suffered any change in its working
capital, financial condition, results of operations, policyholders' surplus, assets or liabilities, or lost, failed to renew or terminated any Contracts, or experienced any labor difficulty or suffered any casualty loss (whether or not insured) which change, loss, failure to renew, termination, experience or casualty loss could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

                          (ii)       made any change in its business or
operations or in the manner of conducting its business other than changes (including product development) in the ordinary and usual course of business consistent with past practice and as contemplated by its Reengineering Program;

                          (iii)      incurred any Liability, except (A) those
under Contracts entered into in the ordinary course of business, (B) those disclosed or reflected in this Agreement or the Schedules hereto, (C) those incurred in the ordinary course of business consistent with past practice, and
(D) those related to Investments that result from general market conditions, or experienced any material change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

                          (iv)       permitted or allowed any of its Assets to
be mortgaged, pledged or subjected to any Lien, other than Permitted Liens;

                          (v)        written off or determined to write off as
uncollectible any of its notes or accounts receivable or any portion thereof, except for write-offs in the ordinary course of business consistent with past practice at a rate no greater than during the twelve months ended December 31, 1993; provided, that this representation shall not be deemed to be a guaranty of collectability of accounts receivable;

                          (vi)       cancelled any debts or claims, or waived
any material rights, in any or all such cases having an aggregate value in excess of $1,000,000;

                          (vii)      sold, transferred or conveyed any of its
material Assets (other than Investments) except in the ordinary course of business consistent with past practice, and any of its Investments (other than Foreclosure Property) except at the fair market value thereof and in the ordinary course of business consistent with past practice;

                          (viii)     disposed of or permitted to lapse, or
otherwise failed to preserve, any material Intellectual Property or disposed of or disclosed to any Person, other than authorized representatives of the Buyer or parties to Contracts to which disclosure is required, any trade secret or proprietary formula, process or know-how;

                          (ix)  (Y)  other than salary increases granted in the
ordinary course of business to officers and employees and other increases in compensation customarily made on a periodic basis or required by agreement or understanding, granted or promised any increase in the compensation of any officer or employee of the Holding Company or any of its Subsidiaries (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or (Z) instituted or adopted any new benefit programs, plans or other arrangements for any officer or employee of the Holding Company or its Subsidiaries;

                          (x)  issued, authorized or proposed the issuance of
any shares of its capital stock, of securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities;

                          (xi)  disposed of, permitted to lapse, terminated,
amended (in a manner materially adverse to the Holding Company or any of its Subsid-iaries) or suffered the termination or amendment (in a manner materially adverse to the Holding Company or any of its Subsidiaries) of, or failed to perform in all material respects all of its obligations or defaulted under, any Contract or Permit that is material to the business of the Holding Company and its Subsidiaries or any Insurance License;

                          (xii)  made any material change in its accounting
methods or practices (including, without limitation, any material change with respect to establishment of reserves for unearned premiums, losses (including, without limitation, incurred but not reported losses) and loss adjustment expenses, or any material change in depreciation or amortization policies or rates adopted by it);

                          (xiii) declared, set aside, made or paid any dividend
or made any other distribution in respect of its capital stock; or

                          (xiv)  agreed, whether in writing or otherwise, to
take any action described in this Section 2.4 other than actions expressly permitted under this Section 2.4.

                 Section 2.5  Representations Regarding Assets.

                 (a) Title. Except as set forth on Schedule 2.5(a) hereto, the Holding Company and each of its Subsidiaries has as of the date hereof, and on the Closing Date will have, good and valid title to all of its Assets other than Real Property (as defined below) wherever situated, subject to no Liens, other than (i) Permitted Liens and (ii) Liens which (x) have arisen in the ordinary course of business, (y) (individually or in the aggregate) do not interfere with the conduct of the business of the Holding Company or its Subsidiaries as now conducted and (z) (individually or in the aggregate) do not have a Material Adverse Effect. No other Person has any right to the use or possession of any of such Assets, except as set forth on
Schedule 2.5(a).

                 (b) Real Property. Schedule 2.5(b) hereto contains a list, which list is accurate and complete in all material respects, of all real property or any interest therein currently (A) owned in fee by the Holding Company or any of its Subsidiaries, except Foreclosure Property as defined below ("Owned Property") and (B) leased by the Holding Company or any of its Subsidiaries ("Leased Property"), wherever located or owned (the Owned Property and the Leased Property being collectively referred to herein as "Real Property"). Except as disclosed on
Schedule 2.5(b), each of the Holding Company and its Subsidiaries has good and valid fee simple title to its Owned Property, or a valid and binding leasehold interest in its Leased Property, free and clear of all Liens, except for (A) Permitted Liens, (B) any state of facts which would be disclosed by a current accurate survey of the Real Property, (C) zoning, building and other similar restrictions, and (D) unrecorded Liens, none of which items set forth in clause
(A), (B), (C) or (D), individually or in the aggregate, materially impair the present use and operation of the property to which they relate. The Real Property is in good condition and all of the Owned Property conforms in all material respects with all applicable building, zoning, land use and other laws, ordinances, codes, orders and regulations. The current use by the Holding Company and its Subsidiaries of such Real Property conforms in all material respects with such laws, ordinances, codes, orders and regulations and all necessary occupancy and other certificates and permits for the lawful use and occupancy of such Real Property and the equipment thereon have been issued. Neither the Holding Company nor its Subsidiaries has received any notices of material violations of law, ordinances, codes, orders or regulations issued in writing by any federal, state, county, municipal or local department having jurisdiction against or affecting any of such Real Property, which violations have not been cured or otherwise resolved. Except as set forth in Section 2.15 hereto with respect to Environmental Matters, Seller makes no representations or warranties whatsoever regarding real property acquired by the Holding Company or any of its Subsidiaries through foreclosure of mortgages, deeds of trust or other security or like instruments held by the Holding Company or any of its Subsidiaries in connection with Investments ("Foreclosure Property").
Schedule 2.5(b) contains a list of all Foreclosure Property currently held by the Holding Company or its Subsidiaries.

                 (c) Insurance. The Assets of the Holding Company and its Subsidiaries that are of insurable character are insured with reputable insurance companies against loss or damage by fire and other risks to the extent and in the manner customary in accordance with the past practices of Seller. Schedule 2.5 sets forth a description of all insurance programs covering the Holding Company and its Subsidiaries. All policies which are a part of such program are in full force and effect and none of the Seller, the Holding Company and any of its Subsidiaries has received notice of cancellation with respect thereto.

                 Section 2.6  Investments.

                 (a) Schedule 2.6 sets forth a list, which list is accurate and complete in all material respects, of all securities (other than the capital stock in Subsidiaries), mortgages and other investments (collectively, the "Investments") owned by the Holding Company or its Subsidiaries as of October 31, 1994, and a list of all transactions in Investments by the Holding Company or its Subsidiaries from such month end to November 18, 1994, together with the cost basis book or amortized value, as the case may be, as of October 31, 1994, as well as such information with respect to transactions in Investments by the Holding Company or its Subsidiaries from October 31, 1994 to November 18, 1994, of such Investments.

                 (b) The Holding Company or its Subsidiaries have good and marketable title to the Investments listed on Schedule 2.6 or acquired in the ordinary course of business since October 31, 1994 other than with respect to those Investments which have been disposed of in the ordinary course of business or redeemed in accordance with their terms since such date and other than Permitted Liens.

                 (c) Schedule 2.6 identifies the Investments listed thereon which, to the knowledge of Seller, are currently in default in the payment of principal or interest. The market value of Below Investment Grade securities does not exceed $200 million in the aggregate.

                 (d) Except as set forth on Schedule 2.6, there are no Liens on any of the Investments, other than Permitted Liens, and none of the Investments consist of securities loaned to third parties.

                 (e) To the knowledge of Seller, neither the Holding Company nor any of its Subsidiaries has committed any act or omitted to take any act which would make any of the Investments not enforceable against the issuer thereof or the parties thereto in accordance with their terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or the rights of creditors of insurance companies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                 (f) Except as set forth on Schedule 2.6, since the Balance Sheet Date, none of the Holding Company or its Subsidiaries has (i) purchased or otherwise invested in or committed to purchase or otherwise invest in any interest in real property (including without limitation any extension of credit secured by a mortgage or deed of trust), (ii) purchased or otherwise invested in or committed to purchase or otherwise invest in securities which are Below Investment Grade at the time of purchase, (iii) entered into any agreement or commitment with respect to the purchase or other acquisition, sale or other disposition or allocation of any Investment with any Affiliate or (iv) entered into any agreement or commitment with respect to any foreign investments.

                 Section 2.7 Reserves. The aggregate loss reserves of the Company and the Insurance Subsidiaries as recorded in the Convention Statements have been determined in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). Except as set forth on
Schedule 2.7, the insurance reserving practices and policies of the Insurance Subsidiaries have not changed since December 31, 1993 and the results of the application of such practices and policies are reflected in the Convention Statements. All reserves of each of the Company and the Insurance Subsidiaries set forth in the Convention Statements are fairly stated in accordance with sound actuarial principles and meet the requirements of the insurance laws of the applicable insurance authority.

                 Section 2.8 Consents. Except as set forth on Schedule 2.8 and as contemplated by Article VIII, no consent, approval, authorization or order of, or registration, qualification or filing with, any Governmental Entity is required to be obtained or made by the Holding Company or any of its Subsidiaries in connection with the consummation by Seller of the transactions contemplated by this Agreement. Except as set forth on Schedule 2.8 and as contemplated by Article VIII, no consent of any other party (including, without limitation, any party to any Company Contract) is required to be obtained by the Holding Company or any of its Subsidiaries for the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

                 Section 2.9 Contracts. (a) Schedule 2.9 contains a list of Contracts to which the Holding Company or any of its Subsidiaries is a party or by which it is bound which:

                          (i) require the payment by or to the Holding Company or its Subsidiaries of amounts in excess of $1 million per year, other than (x) reinsurance and retrocession Contracts, (y) insurance Contracts and (z) Contracts with insurance agents, and registered representatives of the Broker-Dealer ("Agent Contracts"), all of which Contracts referred to in clauses (x), (y) and (z) have been entered into in the ordinary course of business;

                          (ii) are Agent Contracts for the top 50 insurance agents of the Holding Company or any of its Subsidiaries in terms of commission income plus any other such agents earning $300,000 or more in commission income during 1993;

                          (iii) are reinsurance or retrocession Contracts which require the payment of premiums by the Holding Company or its Subsidiaries of amounts in excess of $1 million per year;

                          (iv) contain covenants limiting the freedom of the Holding Company or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person;

                          (v) are employment or severance Contracts applicable to any employee of the Holding Company or its Subsidiaries, including without limitation Contracts to employ executive officers and other Contracts with officers or directors of the Holding Company or any of its Subsidiaries, other than Agent Contracts and any such Contract which by its terms is terminable by the Holding Company or any of its Subsidiaries on not more than 60 days' notice without material liability; or

                          (vi) are other Contracts (except those referred to in clauses (x), (y) and (z) of subsection 2.9(a)(i) above) which are material to the business of the Holding Company or any of its Subsidiaries

(collectively, the "Company Contracts"). Other Contracts not meeting any of the criteria in clauses (i) through (vi) above have been included on Schedule 2.9; the term "Company Contracts" as used in this Agreement shall not encompass such Contracts not meeting such criteria.

                 (b) With respect to each of the Company Contracts and the Agent Contracts, to the knowledge of Seller, except as set forth in Schedule 2.9:

                          (i) such Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon each party thereto and is in full force and effect;

                          (ii) there is no material default or claim of material default thereunder and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder, or would permit material modification, acceleration or termination thereof; and

                          (iii) the consummation of the transactions contemplated by this Agreement will not give rise to a right of the other party or parties thereto to terminate such Contract or impose Liability under the terms thereof on the Holding Company or any of its Subsidiaries; provided, that this representation shall not be deemed to give assurances regarding rights of termination based on any decrease in insurance industry ratings of the Company or its Subsidiaries resulting from the declaration and/or payment of the Extraordinary Dividend.

                 Section 2.10  Litigation.  Except as set forth on Schedule
2.10 and Schedule 2.14, there is no action, suit, grievance, arbitration or proceeding pending or, to the knowledge of Seller, threatened against or affecting the Holding Company or its Subsidiaries at law or in equity, before any federal, state, municipal or other governmental court, department, commission, board, arbitrator, bureau, agency or instrumentality. Except as set forth on Schedule 2.10 and Schedule 2.14, to the knowledge of Seller, the Holding Company and its Subsidiaries have not received written notice of any pending or threatened investigation, inquiry or review by any Governmental Entity with respect to the Holding Company or its Subsidiaries.

                 Section 2.11  Labor Relations; Employees.

                 (a) Except as set forth in Schedule 2.11 hereto, (i) none of the employees of the Holding Company or its Subsidiaries are represented by any labor organization and, to the knowledge of Seller, no union claims to represent these employees and there have been no union organizing activities with respect to employees of the Holding Company or its Subsidiaries within the past five years, (ii) none of the Holding Company or its Subsidiaries is a party to any agreements (including, without limitation collective bargaining agreements, work rules or practices) with and, to the knowledge of Seller, there are no pending petitions for recognition of, a labor union or employee association as the exclusive bargaining agent for any or all of the employees of the Holding Company or its Subsidiaries, and no such petitions have been pending with the Holding Company or any of its Subsidiaries within the past five years, (iii) Schedule 2.11 sets forth a list, which list is accurate and complete in all material respects, of all written personnel policies, rules or procedures applicable to employees of the Holding Company or its Subsidiaries, true and complete copies of which have heretofore been delivered to

Buyer, (iv) to the knowledge of Seller, the Holding Company and each of its Subsidiaries has been for the last three years and is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not and has not been engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint, grievance or arbitration under any collective bargaining agreement, discrimination or equal employment opportunity charge or complaint, or other complaint or proceeding pending, or to the knowledge of Seller, threatened by or on behalf of any present or former employee of the Holding Company or any of its Subsidiaries or applicant for employment by the Holding Company or any of its Subsidiaries, (vi) there is no labor strike, dispute, lock-out, slowdown or stoppage pending or, to the knowledge of the Seller, threatened against the Holding Company or any of its Subsidiaries, nor has there been any such activity within the past five years, (vii) there are no pending collective bargaining negotiations relating to the employees of the Holding Company or its Subsidiaries and (viii) no Governmental Entity has given written notice to the Holding Company or its Subsidiaries of its intention to conduct or, to the knowledge of Seller, intends to conduct, any investigation of employment conditions or practices of the Holding Company or any of its Subsidiaries. The relationship of management of the Holding Company and its Subsidiaries with the employees of the Holding Company and its Subsidiaries is good.

                 (b) The Company and its Subsidiaries have not during the past two years effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Holding Company or any of its Subsidiaries or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Holding Company or any of its Subsidiaries; nor has the Holding Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of the Holding Company or its Subsidiaries has suffered an "employment loss" (as defined in the WARN
Act) within the 90-day period prior to the date hereof or is anticipated to suffer an "employment loss" within the 90-day period prior to the Closing Date. All employees of the Holding Company and its Subsidiaries have been hired in compliance with the Immigration Reform and Control Act of 1986.

                 Section 2.12  Employee Benefit Plans; ERISA.

                 (a) Schedule 2.12 contains a list, which is complete and accurate in all material respects, of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, equity-based award, severance or termination pay, hospitalization or other medical, accident, disability, life or other insurance, supplemental unemployment benefits, fringe and other welfare benefit, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Holding Company or its Subsidiaries or by any trade or business, whether or not incorporated, that together with the Holding Company would be deemed a "single employer" within the meaning of section 4001 of ERISA, or considered as being members of a controlled group of corporations, under common control, or members of an affiliated service group within the meaning of subsections 414(b), (c), (m) or (o) of the Code or
Section 4001(a)(14) of ERISA (each such Subsidiary, trade, business or member an "ERISA Affiliate"), in each case for the benefit of any employee or terminated employee of the Holding Company or any of its Subsidiaries (the "Plans"). Schedule 2.12 hereto identifies each of the Plans that is an "employee benefit plan," as that term is defined in section 3(3) of ERISA (the "ERISA Plans").

                 (b) With respect to each Plan listed on Schedule 2.12, except as set forth in such Schedule, the Seller has heretofore delivered or has caused to be delivered to Buyer true and complete copies of each of the following documents:

                          (i)        a copy of each written Plan;

                          (ii) a copy of the most recent annual report on Form 5500 and actuarial report, if required under ERISA, and to the extent they have been prepared by the Company or its ERISA Affiliates, the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards ("SFAS") No. 87, Employer's Accounting for Pensions, SFAS No. 106, Employer's Accounting for Post-Retirement Benefits other than Pensions, or SFAS No. 112, Employer's Accounting for Post-Employment Benefits, as the case may be;

                          (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto;

                          (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

                          (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Code.

                 (c) No liability under Title IV of ERISA has been incurred by the Holding Company or any ERISA Affiliate that has not been satisfied in full, and to the knowledge of Seller, no condition exists that presents a risk to the Holding Company or any ERISA Affiliate of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to each ERISA Plan but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Holding Company or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the Closing Date.

                 (d) With respect to each ERISA Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

                 (e) Except as set forth on Schedule 2.12, none of the Holding Company, any ERISA Affiliate, any ERISA Plan, and, to the knowledge of Seller, any trust created thereunder and any trustee or administrator thereof, has engaged in a transaction in connection with which the Holding Company or any ERISA Affiliate, any ERISA Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust could be subject to either a material civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a material tax imposed pursuant to sections 4971, 4972, 4975, 4976, 4977, 4979 or 4980 of the Code.

                 (f) No ERISA Plan or any trust established thereunder that is subject to section 302 of ERISA and section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Closing Date; and all contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA Plan or otherwise) on or prior to the Closing Date have been timely made.

                 (g) With respect to each ERISA Plan which is subject to Title IV of ERISA, during the five (5)-year period ending on the Closing Date:
(1) there has been no event or condition which presents the material risk of plan termination; (2) to the knowledge of Seller, no reportable event within the meaning of section 4043 of ERISA has occurred; (3) no notice of intent to terminate such plans has been given under section 4041 of ERISA; and (4) no proceeding has been instituted under section 4042 of ERISA to terminate such plans.

                 (h) Except as set forth on Schedule 2.12, there is no matter pending (other than routine qualification determination filings, copies of which have been furnished to Buyer, or will be promptly furnished to

Buyer when made) with respect to any of the Plans before the IRS, Department of Labor, or PBGC.

                 (i) Each of the Holding Company and its ERISA Affiliates has complied with the notice and continuation requirements of section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

                 (j) No ERISA Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any ERISA Plan a plan described in
Section 4063(a) of ERISA.

                 (k) Except as set forth on Schedule 2.12, to the knowledge of Seller, each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

                 (l) The only ERISA Plans that are intended to be qualified under section 401(a) of the Code are The Franklin Life Employees' Retirement Plan (the "Pension Plan") and The Franklin Life Insurance Company Employees' 401(k) Retirement Plan (the "401(k) Plan"). The Pension Plan has been the subject of a determination letter from the IRS to the effect that the Pension Plan is qualified under section 401(a) of the Code; no such determination letter has been revoked, and, to the knowledge of Seller, revocation has not been threatened; and the Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification. The 401(k) Plan has not yet been submitted to the IRS for a determination that it is qualified under section 401(a) of the Code, but the terms of the 401(k) Plan and the trust established thereunder will not preclude the issuance of a determination letter that the 401(k) Plan and trust are qualified and exempt, respectively, under sections 401(a) and 501(a) of the Code, or the 401(k) Plan and trust may be amended without material cost in order that such determination may be received.

                 (m) Except as set forth on Schedule 2.12, no Plan provides benefits, including without limitation death or medical benefits, with respect to current or former employees of the Holding Company or any of its Subsidiaries beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law or (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA).

                 (n) Except as set forth on Schedule 2.12, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, director or officer of the Holding Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer.

                 (o) Except as set forth on Schedule 2.12, there are no pending or, to the knowledge of Seller, threatened or anticipated actions, suits or claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

                 Section 2.13 Intellectual Property. (a) Neither the Company nor any of its Subsidiaries owns any Intellectual Property for which applications for registration have been made to or registration has been obtained from the U.S. Copyright Office, the U.S. Patent and Trademark Office or similar offices in other jurisdictions.

                 (b) Except as set forth on Schedule 2.13, to the knowledge of Seller, neither the Holding Company nor any of its Subsidiaries has received written notice of any claim that it has violated or infringed any third party's rights in any patent, trademark, service mark, trade name, trade secret or copyright or any license, authorization or permit held by it.

                 (c) Except as set forth on Schedule 2.13 hereto, neither the Holding Company nor its Subsidiaries has granted any licenses or other rights and has no obligations to grant licenses or other rights to any of the Intellectual Property. Neither the Holding Company nor its Subsidiaries has made any claim of any violation or infringement by others of its rights to or in connection with the Intellectual Property and the Seller knows of no basis for the making of any such claim. None of the Holding Company or any of its Subsidiaries has received notice from any other Person pertaining to or challenging the right of the Holding Company or its Subsidiaries to use the Intellectual Property or any rights thereunder.

                 (d) To the knowledge of Seller, neither the Holding Company nor its Subsidiaries is in material default under any license or similar agreements under which the Holding Company or any of its Subsidiaries has obtained rights to use or permit its customers or agents to use any Intellectual Property owned by others and neither the Holding Company nor any of its Subsidiaries has made a claim that the other party thereto is in default.

                 (e) To the knowledge of Seller, the consummation of the transactions contemplated by this Agreement will not alter or impair any material rights of the Holding Company or its Subsidiaries referred to in this
Section 2.13.

                 Section 2.14  Taxes.

                 (a) Each of Seller and its Subsidiaries (including each of the Holding Company and its Subsidiaries) has duly filed (or has had filed on its behalf) all federal, state, local and foreign income Tax Returns and all other material Tax Returns required to be filed by it, and has duly paid (or has had paid on its behalf) all Taxes and other charges shown as due on such Tax Returns. Each of the Holding Company and its Subsidiaries has established in accordance with generally accepted accounting principles and past practice (or has had so established on its behalf) reserves for the payment of all Taxes with respect to any period or portion thereof ending prior to or on the date hereof, and such reserves will continue to be so established with respect to periods ending prior to or on the Closing Date, and such reserves for such Taxes are or will be adequate. Neither the Holding Company nor any of its Subsidiaries is delinquent in the payment of any amount of Taxes and there are no Tax Liens upon any of the Assets or Real Property except for Permitted Liens. The Holding Company and its Subsidiaries were first included in the federal consolidated income Tax Return with Seller for the year 1990; such Tax Returns for the year 1990 and thereafter have not been examined by the IRS. The Holding Company filed federal consolidated income Tax Returns with Seller for the years ended 1987 through 1989. Seller's federal consolidated income Tax Returns for the years ended 1988 and 1989 are currently being examined by the IRS. No issue has been raised by the IRS in connection with such examination which relates to the Holding Company or its Subsidiaries. The Broker-Dealer filed separate federal income Tax Returns for the years ended 1987 through 1989; such Tax Returns have not been examined by the IRS. The Company and the Insurance Subsidiaries filed federal income Tax Returns as a life group for the years 1987 through 1989, which Tax Returns have been examined by the IRS as set forth on Schedule 2.14 hereto. All deficiencies which have been asserted as a result of such examinations have been paid, finally settled or adequately reserved against to the extent there is a reasonable possibility that the IRS position will be sustained, and to the knowledge of Seller, no issue has been raised by the IRS in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a material proposed deficiency for any other period not so examined. To the knowledge of Seller, no state of facts exists or has existed which would constitute grounds for the assessment of any material Tax liability with respect to the Holding Company or its Subsidiaries for the periods which have not been audited by the IRS. Seller has delivered to Buyer true, correct and complete copies of federal income Tax Returns that include the Holding Company or its Subsidiaries for the years 1989 through 1993. Except to the extent set forth on Schedule 2.14, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return that includes the Holding Company or any of its Subsidiaries for any period. Neither Seller, the Holding Company nor its Subsidiaries has filed a consent to the application of section 341(f)(2) of the Code.

                 (b) Neither the Holding Company nor its Subsidiaries is a party to any "safe harbor lease" within the meaning of section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

                 (c) Except as disclosed on Schedule 2.14, neither the Holding Company nor its Subsidiaries has entered into any compensatory agreements with respect to the performance of services for which payment thereunder would result in a nondeductible expense to the Holding Company or its Subsidiaries pursuant to section 162(m) or 280G of the Code.

                 (d) Neither the Holding Company nor its Subsidiaries has agreed, nor is it required, to make any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

                 (e) All Tax sharing agreements or similar arrangements with respect to or including the Holding Company or its Subsidiaries are set forth on Schedule 2.14.

                 (f) The Holding Company and its Subsidiaries currently file Tax Returns (or have Tax Returns filed on their behalf) in the states, political subdivisions thereof and foreign countries set forth on Schedule 2.14.

                 (g) All material elections with respect to Taxes affecting the Holding Company or its Subsidiaries are set forth on Schedule 2.14.

                 (h) Except as set forth on Schedule 2.14, there is no power of attorney given by or binding upon the Holding Company or its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

                 (i) There are no outstanding balances of deferred gain or loss accounts related to any deferred intercompany transactions to which the Holding Company or any of its Subsidiaries was a party.

                 (j) Neither the Holding Company nor any of its Subsidiaries is a party to or otherwise subject to any arrangement entered into in anticipation of the Closing, not in accordance with past practice and not required by this Agreement, (i) having the effect of or giving rise to the recognition of a deduction or loss before the Closing Date, and a corresponding recognition of taxable income or gain after the Closing Date, or (ii) that would reasonably be expected to have the effect of or give rise to the recognition of taxable income or gain by the Holding Company or any of its Subsidiaries after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

                 (k) Schedule 2.14 sets forth the amount of any existing policyholders surplus account and shareholders surplus account with respect to the Holding Company and its Subsidiaries within the meaning of Section 815 of the Code.

                 (l) Schedule 2.14 sets forth the states, political subdivisions thereof and foreign countries in which the Holding Company or its Subsidiaries file or join in filing any consolidated, unitary, combined or similar Tax Returns (or have such Tax Returns filed on their behalf). Except for federal income Tax Returns, the Holding Company and its Subsidiaries do not file or join in filing any consolidated, unitary, combined or similar Tax Returns with any corporation other than the Holding Company and its Subsidiaries.

                 (m) Seller and the nonlife members of Seller's consolidated group for federal income Tax purposes did not recognize on a cumulative basis a net nonlife capital loss in 1993 and do not expect to recognize on a cumulative basis a net nonlife capital loss in 1994 or 1995 that exceeds the cumulative nonlife capital gain in 1993. Neither Seller nor any other nonlife member of the Seller's consolidated group recognized nonlife capital losses in taxable years prior to 1993 that are available to be carried forward to 1993, 1994 or 1995.

                 Section 2.15  Environmental Matters.

                 (a) Except as set forth on Schedule 2.15, (i) each of the Holding Company and its Subsidiaries is and has been in compliance with and, except for ongoing compliance obligations, including current activities to remove asbestos and future activities to remove asbestos in connection with rehabilitation of facilities, has no existing Liabilities under, and (ii) there are no written claims or notices by any Person received by Seller, the Holding Company or any of its Subsidiaries that any of the Holding Company or its Subsidiaries has not been in compliance with or has any existing Liabilities under, all applicable laws, rules, regulations, common law, ordinances, decrees, orders and other binding legal requirements relating to pollution, the preservation of the environment, and the exposure to materials in the environment or the work place ("Environmental Laws") with respect to Owned Property, except for Foreclosure Property, which in the aggregate would reasonably be expected to result in Liability to the Holding Company and its Subsidiaries in excess of $1,000,000. Neither the Holding Company nor any of its Subsidiaries is subject to any decrees, orders, decisions of arbitrators or Contracts (other than general indemnity provisions, under which no claims are outstanding, relating to purchases, sales and leases of property and commercial transactions) which contain limitations or penalty provisions relating to matters arising under Environmental Laws.

                 (b) Except as set forth on Schedule 2.15, with respect to currently owned Foreclosure Property and all real property formerly owned, leased or operated by the Holding Company or any of its Subsidiaries, including Foreclosure Property, to the knowledge of Seller, (i) there are no past or present actions, conditions or occurrences that could form the basis of any outstanding claim under Environmental Laws against, or Liability under such laws of, the Holding Company or any of its Subsidiaries, except for those which in the aggregate would not reasonably be expected to result in a loss to the Holding Company and its Subsidiaries in excess of $1,000,000; and (ii) no property was known by Seller, the Holding Company or any of its Subsidiaries, at the time it was owned, leased or operated by the Holding Company or any of its Subsidiaries, to have been used by any other Person for the treatment, storage or disposal of solid waste.

                 Section 2.16 Capitalization. The Common Stock represents all of the issued and outstanding equity securities of the Holding Company. The Common Stock has been duly authorized by the Holding Company, has been validly issued and is fully paid, non-assessable and free of preemptive or similar rights, is subject to no Liens and is owned beneficially and of record by Seller. There is no option, warrant, call, registration right, convertible security, arrangement, agreement or commitment of any character, whether oral or written, relating to any security of, or phantom security interest in, the Holding Company and there are no voting trusts or other agreements or understandings with respect to the voting of the capital stock of the Holding Company.

                 Section 2.17 Subsidiaries. Schedule 2.17 hereto sets forth a complete and accurate list of all of the Holding Company's Subsidiaries. Schedule 2.17 hereto also contains the jurisdiction of incorporation or formation of each such Subsidiary, each jurisdiction in which such Subsidiary is qualified or otherwise authorized to do business, the number of shares of capital stock of any Subsidiary which is a corporation issued and outstanding and the percentage ownership interest of the Holding Company or the Company in each Subsidiary. All outstanding shares of capital stock of such Subsidiary have been duly and validly authorized, are fully paid and, except to the extent that the shares of common stock of the Company and of the Illinois Subsidiary are subject to a call by the Board of Directors of the Company or the Illinois Subsidiary, respectively, in the manner and to the extent provided by Section 34 of the Illinois Insurance Code, nonassessable and are owned by the Holding Company and/or one or more of its Subsidiaries free and clear of any Liens (other than the call right of the Board of Directors as aforesaid, which right is not presently exercisable), including, without limitation, any agreement, understanding or restriction affecting the voting rights or other incidents of record or beneficial ownership pertaining to such shares. There are no subscriptions, options, warrants, calls, registration rights, commitments, agreements, arrangements, preemptive rights or other rights of any kind outstanding for the purchase of, nor any securities convertible or exchangeable for, any equity interests of any of such Subsidiaries. Except as set forth on Schedule 2.17, there are no Contracts pursuant to which the Holding Company or any Subsidiary is obligated or required, under any circumstance, to make contributions to the capital of any of its Subsidiaries.

                 Section 2.18 Affiliate Transactions. Schedule 2.18 discloses a brief description of each transaction within the last year (except dividend payments) and each current Contract between Seller or any Seller's Affiliate (other than the Holding Company or its Subsidiaries), on the one hand, and the Holding Company or its Subsidiaries, on the other hand (the "Affiliate Transactions").

                 Section 2.19 Directors, Officers and Employees. The Seller has provided to the Buyer a complete and accurate list of the names, titles and rates of compensation (whether in the form of salaries, bonuses, commissions or other supplemental compensation now or hereafter payable) of all directors, officers and employees of the Holding Company and its Subsidiaries whose total compensation for the calendar year 1994 will be or is reasonably anticipated to be $50,000 or more.

                 Section 2.20  Representation Regarding Insurance Business.

                 (a) Insurance Practices. Except as set forth on Schedule 2.20, to the knowledge of Seller, the business of the Holding Company and its Subsidiaries (including, without limitation, their reserving, home office marketing, investment, financial, claims, premium collection and refunding and other practices) is being conducted in compliance in all material respects with all applicable laws (other than laws relating to employee benefit matters, Taxes and Environmental Laws, which are addressed in Sections 2.12, 2.14 and 2.15, respectively) including, without limitation, all insurance laws, ordinances, rules, regulations, decrees and orders of any court or other Governmental Entity and all notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed in all material respects and were in compliance in all material respects with applicable laws.

                 (b) Permits and Insurance Licenses. Each of the Holding Company and its Subsidiaries has all Permits and Insurance Licenses the use and exercise of which are necessary for the conduct of the business of the Holding Company and its Subsidiaries as now conducted, other than such Permits and Insurance Licenses the absence of which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, and such Permits and Insurance Licenses are all in full force and effect and are listed, described (including specification of those Permits which are Insurance Licenses) and categorized (by the company holding such Permit or Insurance License) in Schedule 2.20. To the knowledge of Seller, the business of the Holding Company and its Subsidiaries has been and is being conducted in compliance, in all material respects, with all such Permits and Insurance Licenses. To the knowledge of Seller, there is no proceeding or investigation pending or threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Permit or Insurance License.

                 (c) Reinsurance Contracts. To the knowledge of Seller, all insurance and reinsurance Contracts issued by the Company or any of the Insurance Subsidiaries are, as of the date of this Agreement, to the extent required under applicable law, on forms approved by the insurance regulatory authority of the jurisdiction where issued.

                 (d) Issued Insurance Contracts. Seller has provided to Buyer all forms of major insurance products in use by the Company and any of the Insurance Subsidiaries as of the date of this Agreement.

                 (e) Payment of Benefits. All benefits payable by the Company or any Insurance Subsidiary under insurance Contracts have in all material respects been paid (or provision for payment thereof has been made) in accordance with the terms of the Contracts under which they arose, such payments were not delinquent and were paid (or if provision has been made will be paid) without fines or penalties, except for such benefits for which the Company or the relevant Insurance Subsidiary reasonably believes there is a reasonable basis to contest payment and is taking appropriate action with respect thereto.

                 (f) Conformity with Underwriting Standards. All outstanding insurance Contracts of the Company and the Insurance Subsidiaries were issued in conformity in all material respects with the Company's underwriting standards and, with respect to such Contracts reinsured in whole or in part, conform in all material respects to the standards agreed to with reinsurers in the related reinsurance, coinsurance or other similar Contracts.

                 Section 2.21 Broker-Dealer; Investment Advisor; Investment Company. (a) The Broker-Dealer is a broker-dealer registered with the Securities and Exchange Commission, under applicable state laws and with each other Governmental Entity with which it is required to register in order to conduct its business as now being conducted, and is in compliance in all material respects with all applicable laws thereunder. The Broker-Dealer is a member organization in good standing in such organizations in which its membership is required to conduct its business as now conducted.

                 (b) Neither the Holding Company nor any of its Subsidiaries or Affiliates conducts activities of "an investment adviser" as such term is defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended ("ICA"), whether or not registered under the Investment Advisers Act of 1940, as amended ("IAA"), except that the Company is a registered investment adviser under the IAA and acts as investment adviser to Franklin Life Variable Annuity Fund A ("Fund A"), Franklin Life Variable Annuity Fund B ("Fund B") and Franklin Life Money Market Variable Annuity Fund C ("Fund C", and together with Fund A and Fund B, the "Variable Annuity Funds"), separate accounts of the Company which are registered open-end management investment companies under the ICA. Neither the Holding Company nor any of its Subsidiaries or Affiliates is an "investment company" as defined under the ICA, and neither the Holding Company nor any of its Subsidiaries or Affiliates sponsors any Person that is such an investment company, except that the Variable Annuity Funds are registered under the ICA as open-end management investment companies and the Company may be deemed the sponsor of such open-end management investment companies, and two separate accounts of the Illinois Subsidiary, Separate Account VUL ("VUL") and Separate Account VUL-2 ("VUL-2"), are registered under the ICA as unit investment trusts and the Illinois Subsidiary is the depositor of such unit investment trusts.

                 Section 2.22 Activities of Holding Company. Other than as set forth in Schedule 2.22 hereto, the Holding Company does not engage and has not engaged in any business or activity of any nature other than the ownership and holding of the common stock, par value

$2.00 per share, of the Company and has no Liabilities, in the aggregate, in excess of $100,000.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

                 Buyer hereby represents and warrants to Seller that:

                 Section 3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas with the corporate power to own the Common Stock and carry on the business conducted by it as now conducted.

                 Section 3.2 Authority; No Conflict; Binding Effect. Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. Such execution, delivery and performance have been duly authorized by all necessary action on the part of Buyer and do not and will not contravene the organizational documents of Buyer or conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or call a default with respect to, any agreement or instrument to which Buyer is a party or by which Buyer or its Assets are bound. Subject only to the requirement to obtain the consent of investment advisory clients as provided in Section 8.1 and the consent of contractowners as provided in Section 8.2, the execution, delivery and performance by Buyer of this Agreement will not result in any violation by Buyer of any law, rule or regulation applicable to Buyer. Buyer is not a party to, nor subject to or bound by, any judgment, injunction or decree of any court or other Governmental Entity which may restrict or interfere with the performance of this Agreement by Buyer. This Agreement is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or the rights of creditors of insurance companies generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                 Section 3.3 Filings and Notices; Approvals and Consents. No consent, waiver, approval, authorization or order of, or registration, qualification or filing with, any court or other Governmental Entity is required for the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby, other than (i) the filing by Buyer of applications with, and the obtaining of approvals of Buyer's acquisition of control by, the Director of Insurance of the State of Illinois and the Superintendent of Insurance of the State of New York, and the delivery of notices and consents to jurisdiction to certain other state insurance departments, (ii) the filing of an acquiring person's notification and report form pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and expiration of the waiting period thereunder and
(iii) the consents referred to in Article VIII. No consent or waiver of any party to any Contract to which Buyer is a party or by which it is bound is required for the execution, delivery and performance by Buyer of this Agreement.

                 Section 3.4 Brokers or Finders. Except for Insurance Investment Associates and Lazard Freres & Co., the fees of which shall be paid by Buyer, neither Buyer nor its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or person that is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

                 Section 3.5 Investment Intent. Buyer is acquiring the Common Stock hereunder for its own account for investment and not with a view to the distribution thereof, and Buyer shall not offer to sell or otherwise dispose of any of the shares of Common Stock so acquired by it in violation of the registration requirements of the Securities Act or applicable state securities laws.

                 Section 3.6 Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any of its properties or rights by or before any court, arbitrator or administrative body or Governmental Entity which questions the validity of this Agreement or any action taken or to be taken pursuant hereto which could reasonably be expected to impair or restrict Buyer's ability to perform its obligations hereunder.


                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                              SELLER AS TO ITSELF

                 Seller hereby represents and warrants to Buyer that:

                 Section 4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own the Common Stock and to carry on the business conducted by it as now conducted.

                 Section 4.2 Authority; No Conflict; Binding Effect. Seller has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. Such execution, delivery and performance have been duly authorized by all necessary action on the part of Seller and do not and will not contravene the organizational documents of Seller or conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or call a default with respect to, any agreement or instrument to which Seller is a party or by which Seller or its Assets are bound. The approval of the shareholders of Seller is not required in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby. Subject only to the requirement to obtain the consent of investment advisory clients as provided in Section 8.1 and the consent of contract owners as provided in Section 8.2, the execution, delivery and performance by Seller of this Agreement will not result in any violation by Seller of any law, rule or regulation applicable to Seller. Seller is not a party to, nor subject to or bound by, any judgment, injunction or decree of any court or other Governmental Entity which may restrict or interfere with the performance of this Agreement by Seller. This Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or the rights of creditors of insurance companies generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                 Section 4.3 Filings and Notices; Approvals and Consents. No consent, waiver, approval, authorization or order of, or registration, qualification or filing with, any court or other Governmental Entity is required for the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby, other than (i) the delivery of notices to certain state insurance departments, (ii) the filing of an acquired person's notification and report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and expiration of the waiting period thereunder and (iii) the consents referred to in Article VIII. No consent or waiver of any party to any Contract to which Seller is a party or by which it is bound is required for the execution, delivery and performance by Seller of this Agreement.

                 Section 4.4 Title to Common Stock. Seller is the record and beneficial owner of, and has good and valid title to, the Common Stock free and clear of all Liens. Other than as contemplated by this Agreement, Seller is not a party to, or bound by, any agreement, instrument, proxy, understanding or commitment restricting the transfer of the Common Stock. No Person other than Seller is the record or beneficial owner of any shares of Common Stock. Assuming Buyer has the requisite power and authority to be the lawful owner of the Common Stock and is a "bona fide purchaser" (as defined in Article 8 of the New York Uniform Commercial Code), upon delivery to Buyer at the Closing of certificates representing shares of the Common Stock, duly endorsed by Seller for transfer to Buyer or with stock powers attached, and upon Seller's receipt of the Purchase Price, good and valid title will pass to Buyer, free and clear of all Liens, other than those arising from acts of Buyer or its Affiliates.

                 Section 4.5 Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of Seller, threatened against Seller or any of its properties or rights by or before any court, arbitrator or administrative body or Governmental Entity which questions the validity of this Agreement or any action taken or to be taken pursuant hereto which could reasonably be expected to have a Material Adverse Effect or impair or restrict Seller's ability to perform its obligations hereunder.

                 Section 4.6 Brokers and Finders. Except for Morgan Stanley & Co. Incorporated, the fee of which shall be paid by Seller, neither Seller nor its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or person that is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.


                                   ARTICLE V

                              COVENANTS OF SELLER

                 Section 5.1 Operation of the Business. Seller will cause the Holding Company and each of its Subsidiaries to conduct its business in the ordinary course and substantially in the same manner as heretofore conducted and in accordance with applicable law. Without limiting the foregoing:

                 (a) Neither the Holding Company nor any of its Subsidiaries will make any material expenditures, provided that the Holding Company and its Subsidiaries collectively, may, without Buyer's written consent, make expenditures in the ordinary course of business (including without limitation for payroll, and in connection with Investments), expenditures required or contemplated under Contracts and expenditures which, in the aggregate, do not exceed the amount of capital expenditures set forth in the current capital budget, a copy of which is attached hereto as Schedule 5.1(a).

                 (b) Neither the Holding Company nor any of its Subsidiaries will amend, alter or modify any material provision of any Company Contracts or the Plans except as may be disclosed in Schedule
         2.12 hereto or as may be deemed necessary to maintain compliance with applicable laws, rules or regulations.

                 (c) Seller will give prompt notice to Buyer of (i) any breach or default (or notice thereof) of any of the Company Contracts or (ii) any event that could reasonably be expected to have a Material Adverse Effect.

                 (d) The Holding Company will not, and will not permit any of its Subsidiaries to, increase in any manner the rate of compensation of any of its directors, officers or other employees (other than increases in the ordinary course of business consistent with past practice and other increases in compensation customary on a periodic basis or required by agreement or understanding, and other than increases in connection with promotion of non-officer employees and promotion of two employees into and within the officer ranks as previously disclosed to Buyer, such increases to be in accordance with past practice in connection with promotions at these levels) or, except as set forth on Schedule 2.12, increase the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees.

                 (e) Other than the issue, grant or sale of (x) variable annuities and variable life insurance products and (y) portfolio securities in the ordinary and usual course of business consistent with past practice, the Holding Company will not, and will not permit any of its Subsidiaries to, (i) issue, grant or sell any shares of its capital stock or any equity security, (ii) issue, grant or sell any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any shares of its capital stock or any equity security.

                 (f) The Holding Company will not, and will not permit any of its Subsidiaries to, split, combine or reclassify its outstanding capital stock or declare, set aside, make or pay any dividend or make any other distribution, other than the Extraordinary Dividend, in respect of any of its capital stock.

                 (g) Except as required or contemplated by the Contracts listed in Schedule 2.18, the Holding Company will not, and will not permit any of its Subsidiaries to, make any loan, advance or capital contribution to or for the benefit of, or make any guaranty for the benefit of or investment in or sell, lease, transfer or otherwise dispose of any of its Assets to or for the benefit of, or purchase or lease any Assets from, or enter into or amend any Contract with or for the benefit of, any of its Affiliates (other than the Holding Company and its Subsidiaries).

                 (h) The Holding Company will not, and will not permit any of its Subsidiaries to, make any material change in accounting methods or practices by the Holding Company or any of its Subsidiaries (including, without limitation, any change with respect to establishment of reserves for unearned premiums, losses (including without limitation incurred but not reported losses) and loss adjustment expenses, or any change in depreciation or amortization policies or rates adopted by it), except as required by law, GAAP or Statutory Accounting Principles.

                 (i) The Holding Company will not permit the Company or any of the Insurance Subsidiaries to make or propose to make any material change in its dividend, underwriting, investment and other insurance practices, other than as may be required with respect to the Extraordinary Dividend, without prior consultation with Buyer.

                 (j) Neither the Holding Company nor any of its Subsidiaries will enter into any Contract to do any of the foregoing.

                 Section 5.2 Access. (a) Seller will cause the Holding Company and each of its Subsidiaries to permit Buyer and its authorized representatives at all reasonable times, without unreasonable disruption of the normal operations of the Holding Company and its Subsidiaries, to have access to and to examine all premises, properties, files, books, documents, records, financial information (including working papers and data in the possession of the Company's independent public accountants, internal audit reports, and "management letters" from such accountants with respect to the Company's systems of internal control) and other information of the Holding Company and its Subsidiaries (including the right to make extracts therefrom or copies thereof), and will cooperate with Buyer in its investigation of the Holding Company and its Subsidiaries. Seller will cause the Holding Company and each of its Subsidiaries to permit representatives of Buyer, to the extent necessary or desirable, to consult with (i) the Chairman of the Board of Seller, (ii) personnel holding the offices set forth in Section 13.12 with prior notice to Seller, and (iii) other personnel with prior notice to and consent by Seller, which consent shall not be unreasonably withheld, concerning all financial and operational matters relating to the Holding Company and its Subsidiaries. Seller may take such steps as are reasonably appropriate in the circumstances to protect the confidentiality of information that does not relate to the Holding Company or any of its Subsidiaries that is contained in books and records that include information relating to the Holding Company or any of its Subsidiaries.

                 (b) Prior to the Closing Date, Buyer may, at its own expense, conduct a phase I environmental assessment of the Real Property or any parcels thereof at such time or times as Seller shall consent to, such consent not to be unreasonably withheld. Seller shall, and shall cause the Holding Company and its Subsidiaries to, cooperate fully in such assessment. In the event that Buyer, after conducting the phase I assessment, concludes that additional environmental testing is required of any of the Real Property, Buyer shall so notify Seller and the parties shall agree in good faith on appropriate further investigation which Buyer shall conduct at its own expense.

                 Section 5.3 Additional Financial Statements. As soon as reasonably practicable after they become available, Seller shall furnish to Buyer (a) the quarterly convention statements of the Company and its Subsidiaries for all interim quarterly periods subsequent to September 30, 1994, which shall have been prepared on a basis consistent with the Convention Statements and, with respect to the financial statements included therein, in accordance with Statutory Accounting Principles, (b) the quarterly financial statements of the Holding Company and its Subsidiaries for all quarterly periods subsequent to September 30, 1994, which shall have been prepared in accordance with GAAP (except as set forth therein) and on a basis consistent with the 1993 Financial Statements, subject to normal year-end adjustments and the absence of footnote disclosure and (c) all monthly financial statements or reports of the Company and its Subsidiaries (for months subsequent to September, 1994), which shall have been prepared in a manner consistent with past practice.

                 Section 5.4 Filings and Notices; Approvals and Consents. (a) Seller will, as promptly as practicable after the execution and delivery of this Agreement, make and give, or cause the Holding Company and its Subsidiaries to make and give, all governmental filings and governmental and third-party notices required to be made or given by Seller, the Holding Company or its Subsidiaries, including those referred to in Sections 2.8 and 4.3, in order for Seller to consummate the transactions contemplated by this Agreement, except that the matters covered by Article VIII shall be handled as therein stated. Any such filing, and any supplemental information requested by the relevant governmental authority in connection therewith, shall be in substantial compliance with the requirements of such governmental authority. Seller will keep Buyer apprised of the status of the governmental approval process and of any communications with, and any inquiries or requests for additional information from, the relevant governmental authority, and Seller will, or will cause the Holding Company and its Subsidiaries to, comply promptly with any such inquiry or request. Seller will use its reasonable best efforts to obtain all such governmental approvals and third-party consents.

                 (b) Seller will furnish to Buyer such necessary information and reasonable assistance as Buyer may request in connection with its preparation of any filing or submission to be made by Buyer in accordance with Sections 3.3 and 7.1.

                 Section 5.5 Investment Portfolio. Schedule 5.5 includes a written statement of the current investment policies of the Company and the Insurance Subsidiaries. Seller will, and will cause the Company and the Insurance Subsidiaries to, consult with Buyer concerning any change in the investment policies of the Company and such Insurance Subsidiaries utilized in the management of their investment portfolios or with respect to ongoing purchases and sales of Investments and take into consideration Buyer's requests with respect thereto; provided, however, that the control of the investment portfolio shall remain with the Board of Directors of the Company or the relevant Insurance Subsidiary and the requirements of applicable insurance laws shall continue to be observed. Between the date hereof and the Closing Date, Seller shall cause the Company and its Subsidiaries not to purchase or otherwise acquire any Investments which are, or which are comprised of, securities which are Below Investment Grade at the time of purchase.

                 Section 5.6 Reinsurance Agreements. Seller shall cause the Company and each Insurance Subsidiary not to, without the prior written approval of Buyer, (i) enter into or commit to enter into any commutation, loss portfolio transfer or other similar transaction, agreement or arrangement or series of related transactions, agreements or arrangements involving any assumed or ceded reinsurance of the Company or such Insurance Subsidiary that involves payments to or from the Insurance Subsidiary in an amount in excess of $1,000,000 or (ii) enter into or commit to enter into any new reinsurance contract (other than under treaties or arrangements in effect on the date hereof), treaty or other arrangement or series of such contracts, treaties or other arrangements that create any Liability in excess of $5,000,000.

                 Section 5.7 Updating of Information. (a) Seller will promptly inform Buyer in writing of Seller's knowledge of the occurrence or failure to occur of any action or event which would violate its representations and warranties hereunder or render them inaccurate as of the date hereof, or that would constitute a breach of any covenant of Seller hereunder or a failure of any condition to the obligations of either Seller or Buyer hereunder.

                 (b)  Through December 7, 1994, Seller may supplement (x)
Schedule 2.9 with Contracts in existence on the date of execution and delivery of this Agreement, (y) to the extent of such supplements to Schedule 2.9, any other Schedule that is affected by such supplements and (z) Schedule 2.15 with disclosure of matters covered thereby in existence on the date of execution and delivery of this Agreement, and all such supplements, provided that they do not disclose or contain subject matter that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, shall be deemed for all purposes to have been attached to this Agreement at the date of execution and delivery hereof. As so supplemented, all such Schedules will be accurate and complete in all material respects.

                 Section 5.8 Non-solicitation. For a period of five years following the Closing Date, Seller agrees that, without the prior written consent of Buyer, neither Seller nor its Affiliates will hire or solicit to hire any insurance agents, officers, directors (other than those officers who are also employees of Seller and directors who provide their resignations to Buyer pursuant to Section 11.1(f)) or other employees of the Holding Company or its Subsidiaries.

                 Section 5.9 Dividend Approval. (a) Within 15 days after the date hereof (and in any event prior to the Closing Date), Seller shall cause the Company to declare a dividend to the Holding Company, and the Holding Company to declare a dividend to Seller, each such dividend to be in the amount of $250 million and paid prior to the Closing Date to the respective stockholders of record as of such declaration date (such dividends are collectively referred to as the "Extraordinary Dividend"). Seller agrees for all purposes to treat and report, and to cause its Subsidiaries to treat and report, the Extraordinary Dividend as occurring prior to the Closing Date.

                 The payment of such declared dividend by the Company shall be contingent upon necessary approvals of all Governmental Entities.

                 (b)  Seller agrees that

                 (i) Buyer may include, in its application for approval by the Director of Insurance of the State of Illinois of the acquisition by Buyer of control of the Company, or

                 (ii) if inclusion thereof with such application is not acceptable to the Director of Insurance of the State of Illinois or Seller and Buyer agree that such inclusion is not desirable, Seller will cause the Company, at Buyer's expense, separately to submit to such Director, a request for approval of the Extraordinary Dividend,

                 (c)(i) Buyer shall indemnify and hold Seller, the Holding Company and its Subsidiaries harmless from any (x) Indemnifiable Losses other than Indemnifiable Losses resulting from or related to any loss of business (except Indemnifiable Losses resulting from Third Party Claims based on any such loss of business) by the Company and its Subsidiaries arising out of any decrease in insurance industry ratings of the Company or its Subsidiaries resulting from the declaration and/or payment of the Extraordinary Dividend and
(y) any net increase in Taxes imposed on Seller or its Subsidiaries resulting from payment of the Extraordinary Dividend.

                    (ii) The provisions of Sections 12.2 and 12.3 shall apply to the indemnity set forth in subsection 5.9(c)(i) above to the same extent as if set forth herein.

                 (d) Notwithstanding anything herein contained, at Buyer's request, Seller shall cause the Company to rescind and/or cease all actions relating to the declaration, or cease all actions relating to the payment, of the Extraordinary Dividend and to use its reasonable best efforts to mitigate all Indemnifiable Losses, if any, pursuant to subsection 5.9(c)(i) above.

                 (e) Any consequence of the declaration and/or payment of the Extraordinary Dividend, and any action taken by Seller, in its good faith judgment and with the consent of Buyer (to the extent Buyer's consent is other-wise required), in response to such consequence, shall not be deemed to be a breach of any representation, warranty or covenant of Seller hereunder or to have a Material Adverse Effect. Seller will promptly notify Buyer of any such material action proposed to be taken.

                 Section 5.10 ERISA Plan Amendments: Determination Letters. Seller will cause the Holding Company or its Subsidiaries to make any plan amendments that Seller reasonably deems are required pursuant to the Tax Reform Act of 1986, the Omnibus Budget Reconciliation Act of 1986, the Omnibus Budget Reconciliation Act of 1987, the Technical and Miscellaneous Revenue Act of 1988, the Omnibus Budget Reconciliation Act of 1989, the Unemployment Compensation Amendments of 1992, and the Omnibus Budget Reconciliation Act of 1993, with respect to the Pension Plan and the 401(k) Plan. The Seller will file with the IRS by the Closing Date applications requesting a determination letter regarding the tax-qualified status of Pension Plan and 401(k) Plan as those plans have been amended pursuant to the preceding sentence.

                 Section 5.11 Employment Loss. Seller will not take any action within the 90-day period prior to the Closing Date which would result in an "employment loss" (as defined in the Warn Act) in respect of employees of the Holding Company or its Subsidiaries.

                 Section 5.12 Proxy Services. Seller will, promptly after the Closing, terminate the Service Agreement dated May 1, 1986 between the Company and Seller; provided, however, that Buyer will cause the Company to provide for Seller proxy mailing services in connection with Seller's 1995 annual meeting and dividend payment services with respect to the payment of Seller's first quarter 1995 dividend (collectively, the "Services"). The Services shall be provided on substantially identical terms and conditions as previously provided to Seller by the Company. Seller shall indemnify the Company and its Affiliates for all Indemnifiable Losses arising from the performance by the Company of the Services other than such Indemnifiable Losses arising from the gross negligence or willful misconduct by any officer, director, employee or authorized agent of the Company.

                 Section 5.13 Compliance. After the date hereof, if Seller deems, in good faith, that the Company is not in compliance in all material respects with all laws, rules and regulations applicable to government contractors of the United States, Seller will cause the Company to take such action as is reasonably required for future compliance.



                                   ARTICLE VI

                   JOINT COVENANTS AS TO CERTAIN TAX MATTERS

                 Section 6.1 Pre-1994 Taxes. Seller shall pay or cause to be paid all Taxes that may be imposed, assessed or asserted against the Holding Company or its Subsidiaries or the assets, businesses or operations of the Holding Company or its Subsidiaries with respect to any taxable year or period ending on or before, or attributable to any period through and including, December 31, 1993 and shall be entitled to all refunds and credits for all overpayments in respect of such years or periods.

                 Section 6.2  Post-1993 Taxes.

                 (a) 1994 and 1995 Consolidated Taxes. After the date of this Agreement, Seller may be required to make estimated income Tax payments for the 1994 calendar year and 1995 calendar year with respect to Consolidated Taxes (as defined in the next sentence) that are attributable to the Holding Company and its Subsidiaries (the "Holding Company Group"). "Consolidated Taxes" means federal, state, local or foreign Taxes that are paid on a consolidated, unitary, combined or similar basis and the Tax Returns for which include the Holding Company or any of its Subsidiaries and any corporation(s) other than the Holding Company or its Subsidiaries. The Company and the Insurance Subsidiaries shall promptly provide funds to Seller consistent with past practices for that portion of such estimated Tax payments that relates to the Company and the Insurance Subsidiaries (determined in a manner consistent with the Tax Sharing Agreement dated as of April 29, 1992 between the Company and the Insurance Subsidiaries, on the one hand, and Seller, on the other hand

(the "Tax Sharing Agreement")). The Holding Company and the Broker-Dealer shall promptly provide funds to Seller consistent with past practices for that portion of such estimated income Tax payments that relates to the Holding Company and the Broker-Dealer (determined in a manner consistent with the principles of the Tax Sharing Agreement) (the aggregate amount of such funds provided by the Holding Company Group for a period or portion thereof is referred to as the "Holding Company Estimated Tax Payments" with respect to a Consolidated Tax). If, with respect to a Consolidated Tax, the Holding Company Separate Tax (as defined below) for the 1994 calendar year or portion of the 1995 calendar year through the Closing Date exceeds the Holding Company Estimated Tax Payments for such calendar year or such portion thereof, Buyer shall promptly pay to Seller an amount equal to such excess. If, with respect to a Consolidated Tax, the Holding Company Estimated Tax Payments for the 1994 calendar year or portion of the 1995 calendar year through the Closing Date exceed the Holding Company Separate Tax for such calendar year or such portion thereof, Seller shall promptly pay to Buyer an amount equal to such excess. "Holding Company Separate Tax" means, with respect to the 1994 calendar year and the portion of the 1995 calendar year through the Closing Date, the sum of the applicable hypothetical federal, state, local or foreign Tax liability that the Holding Company Group would have for such taxable period determined as if the Holding Company Group had filed its own applicable separate consolidated, unitary, combined or similar Tax Return (the "Group Tax Return") for such taxable period, calculated in a manner consistent with the principles of the Tax Sharing Agreement. Buyer shall determine the Holding Company Separate Tax, which determination shall be subject to the reasonable and prompt approval of Seller. In the event of a final determination (which shall include the execution of a Form 870-AD or successor form) that results in an adjustment with respect to the portion of any Consolidated Taxes for the 1994 calendar year that relates to the Holding Company Group, any resulting refund of such 1994 Consolidated Taxes shall be allocated 75% to Seller and 25% to Buyer and any resulting obligation to pay such additional 1994 Consolidated Taxes shall be promptly paid 75% by Seller and 25% by Buyer. In the event of a final determination (which shall include the execution of Form 870-AD or successor form) that results in an adjustment with respect to the portion of any Consolidated Taxes that relates to the Holding Company Group for the portion of the 1995 calendar year through the Closing Date, any resulting refund of such 1995 Consolidated Taxes shall be allocated 100% to the Holding Company and any resulting obligation to pay such additional 1995 Consolidated Taxes shall be promptly paid 100% by the Holding Company.

                 (b) 1994 Non-Consolidated Taxes. In the event of a final determination (which shall include the execution of a Form 870-AD or successor form) that results in an adjustment (the "Adjustment") with respect to Taxes (other than Consolidated Taxes) of the Holding Company or its Subsidiaries for the 1994 calendar year, any resulting refund of such 1994 non-Consolidated Taxes or obligations to pay such additional 1994 non-Consolidated Taxes shall be apportioned in the following manner:

                          (i) 100% of any Adjustment with respect to such Taxes (other than income Taxes) that are clearly attributable to the portion of the 1994 calendar year that ends on or before the Balance Sheet Date shall be allocated to or promptly paid by Seller (as the case may be);

                          (ii) 100% of any Adjustment with respect to such Taxes (other than income Taxes) that are clearly attributable to the portion of the 1994 calendar year that begins after the Balance Sheet Date shall be allocated to or promptly paid (or caused to be paid) by Buyer (as the case may be); and

                          (iii) Any Adjustment with respect to such 1994 Taxes (other than income Taxes) that are not clearly attributable to periods before or after the Balance Sheet Date and with respect to 1994 income Taxes (other than Consolidated Taxes or Taxes for which Seller is indemnified pursuant to Section 5.9) shall be allocated 75% to Seller and 25% to Buyer or promptly paid 75% by Seller and 25% by Buyer (as the case may be).

                 Section 6.3 Certain Consolidated and Other Taxes. Seller shall pay any Consolidated Taxes for which the Holding Company or any of its Subsidiaries may be held liable as members of any consolidated group on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6(a) (other than Consolidated Taxes for which the Holding Company and its Subsidiaries are responsible pursuant to Section 6.2) or as members of any consolidated, unitary, combined or similar group of which Seller or any of its Subsidiaries is or was a member pursuant to any similar provision of any state, local or foreign law with respect to Taxes.

                 Section 6.4 Other Taxes. The Holding Company and its Subsidiaries shall pay or cause to be paid any Taxes (other than Taxes described in or addressed by Section 6.1, 6.2, or 6.3) owed by the Holding Company or its Subsidiaries to a Governmental Authority, whether due before, on or after the Closing Date.

                 Section 6.5 Obligations Contingent. Notwithstanding anything expressed or implied in this Agreement to the contrary, neither Seller nor Buyer shall have any obligation under Section 6.1, 6.2, 6.3 or 6.4 unless and until the Closing shall occur.

                 Section 6.6 Tax Sharing Agreements. On the Closing Date, the Tax Sharing Agreement and any other Tax sharing agreements or other similar arrangements to which the Holding Company or any of its Subsidiaries is a party shall be terminated and have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments shall be made thereunder on or after the Closing Date in respect of redetermination of tax liabilities or otherwise.

                 Section 6.7 Tax Returns. Seller and its Subsidiaries (other than the Holding Company and its Subsidiaries) shall file, or cause to be filed, all Tax Returns that include the Holding Company or its Subsidiaries and that are due (i) on or prior to the Closing Date or (ii) after the Closing Date for any taxable year or period ending on or prior to the Closing Date. Seller shall allow Buyer an opportunity to review and comment upon such Tax Returns (including any amended Tax Returns) to the extent that they relate to the Holding Company or its Subsidiaries. Seller shall take no position on such Tax Returns that relate to the Holding Company or its Subsid-iaries that would adversely effect the Holding Company or its Subsidiaries after the Balance Sheet Date. All such Tax Returns shall be prepared in a manner consistent with the prior years' Tax Returns, using, to the extent permitted by law, methods, conventions and elections consistent with those previously used by Seller and its Subsidiaries (including the Holding Company and its Subsidiaries). Neither Buyer nor the Holding Company nor its Subsidiaries shall file amended Tax Returns that result in an obligation to pay additional Taxes for which Seller would be responsible under this Article VI without the prior written consent of Seller, which consent shall not be unreasonably withheld.

                 Section 6.8 Audits. Seller shall give prompt written notice of, and allow the Holding Company and each of its Subsidiaries to retain at its own expense separate counsel to participate in, any audit or other proceeding that could reasonably be expected to adversely affect the Tax liability of the Holding Company and its Subsidiaries for which Buyer is not indemnified pursuant to this Agreement. Seller shall not settle any such audit or other proceeding in a manner that would adversely affect the Company and its Subsidiaries with respect to periods after the Balance Sheet Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

                 Section 6.9 Carrybacks. Seller shall immediately pay to Buyer or its designee any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of the Holding Company or any of its Subsidiaries into Seller's consolidated, unitary, combined or similar Tax Return, when such refund or reduction is realized by Seller or any consolidated, unitary, combined or similar group of which Seller is a member; provided that Seller shall be liable to Buyer only for any amount of refund or reduction that would not have been realized but for the carryback of the Tax attribute. Seller shall cooperate with the Holding Company and its Subsidiaries in obtaining any such refund (or reduction in Tax liability), including through the filing of amended Tax Returns or refund claims. Buyer agrees to indemnify Seller for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise, any Taxes excluded by the proviso of the first sentence of this Section 6.9 and any other Tax cost and all costs and expenses (including but not limited to, reasonable attorneys' fees) of Seller or a member of Seller's Group resulting from the carryback of the Tax attribute.

                 Section 6.10 Tax Cooperation. Each of Buyer and Seller shall provide the other party with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other party in connection with the preparation of any Tax Return, Tax audit or Tax judicial proceeding that relates to the Holding Company or its Subsidiaries. Buyer will endeavor to cause the Holding Company to provide, by June 30, 1995 (to the extent practicable in view of, among other things, the date of the Closing Date), information to Seller that will allow Seller to include the Holding Company and its Subsidiaries in the consolidated federal income Tax Return of which Seller is a member.

                 Section 6.11 Timing Adjustments. In the event that a final determination (which shall include the execution of a Form 870-AD or successor form) results in a timing difference (e.g., an acceleration of income or delay of deductions) that would increase Seller's liability for Taxes pursuant to this Article VI, Buyer shall promptly make payments to Seller as and when Buyer actually realizes any Tax benefits as a result of such timing difference (such Tax benefits to be determined on a "with and without" basis to Buyer) or under such other method for determining the present value of any such anticipated Tax benefits as agreed to by the parties. In the event that a final determination (which shall include the execution of a Form 870-AD or successor form) results in a timing difference (e.g., an acceleration of deductions or delay of income) that would increase Buyer's liability for Taxes pursuant to Article VI, Seller shall promptly make payments to Buyer as and when Seller actually realizes any Tax benefits as a result of such timing difference (such Tax benefits to be determined on a "with and without" basis to Seller) or under such other method for determining the present value of any such anticipated Tax benefits as agreed to by the parties.

                                  ARTICLE VII

                               COVENANTS OF BUYER

                 Section 7.1 Filings and Notices; Approvals and Consents; Extraordinary Dividend. (a) Buyer will, as promptly as practicable after the execution and delivery of this Agreement, make all governmental filings and give all governmental and third-party notices required to be made and given by Buyer, including those referred to in Section 3.3, in order for Buyer to consummate the transactions contemplated by this Agreement, except that the matters covered by Article VIII shall be handled as therein stated. Any such filing, and any supplemental information requested by the relevant governmental authority in connection therewith, shall be in substantial compliance with the requirements of such governmental authority. Buyer will keep Seller apprised of the status of the governmental approval process and of any communications with, and any inquiries or requests for additional information from, the relevant governmental authority, and Buyer will comply promptly with any such inquiry or request. Buyer will use its reasonable best efforts to obtain all such governmental approvals and third-party consents.

                 (b) Buyer will furnish to Seller such necessary information and reasonable assistance as Seller may request in connection with its preparation of any such filing or submission to be made by Seller in accordance with Sections 4.3 and 5.4.

                 Section 7.2 Updating of Information. Buyer will promptly inform Seller in writing of any fact or circumstance known to Buyer that would constitute a breach of either party's representations or warranties or would cause any of the conditions to either party's obligations to consummate the transactions contemplated under this Agreement not to be fulfilled.

                 Section 7.3 Employee Benefit Plans. Buyer shall maintain or cause its affiliates (including, after the Closing, the Holding Company and its Subsidiaries) to maintain, until December 31, 1995, compensation and employee benefit plans (other than any plans based on equity securities of Seller) for employees of the Holding

Company and its Subsidiaries that are substantially comparable in the aggregate to those provided under the Plans (as defined in Section 2.12(a)) and set forth in Schedule 2.12 in accordance with their terms as in effect on the date of this Agreement and at a cost to Buyer or its affiliates that is not greater than the cost, as of the Closing Date, to the Company or ERISA Affiliate sponsoring, maintaining, contributing to, or required to be contributing to, such Plans. This Section 7.3 shall not be deemed to be an authorization for Buyer to terminate or cause the termination of any such Plan which by its terms does not terminate until after December 31, 1995 or to modify any Plan which requires the consent of the employee or former employee thereto.


                 Section 7.4  Indemnification of Directors and Officers   Buyer
will maintain, or cause to be maintained, for a period of not less than five years following the Closing Date, the directors' and officers' indemnification policies set forth in the By-Laws of the Holding Company and each of its Subsidiaries on the date of this Agreement, or generally comparable indemnification policies, for all persons who were directors and officers of the Holding Company and its Subsidiaries on the date of this Agreement and former directors and officers of the Holding Company and its Subsidiaries, in each case with respect to claims made, or that may be made, relating to the period prior to the Closing Date. In addition, Buyer will maintain, or cause to be maintained, for a period of not less than five years following the Closing Date, directors' and officers' insurance and indemnification policies providing coverage for events occurring prior to the Closing Date (the "D&O Insurance") for all persons who are directors and officers of the Holding Company and its Subsidiaries on the date of this Agreement. The D&O Insurance shall be substantially similar in all material respects to the directors' and officers' insurance and indemnification policies provided, from time to time, for directors and officers of the Buyer's Subsidiaries.

                 Section 7.5 Post-Closing Access by Seller. Buyer shall cause the Holding Company and its Subsidiaries to cooperate with Seller to make available to Seller financial, tax and other information (including reason-able access to books and records of the Holding Company and its Subsidiaries) reasonably required by Seller in connection with (i) any audit or other investigation by any taxing authority or any required reports or submissions to governmental bodies with respect to the Holding Company and its Subsidiaries related to periods prior to the Closing Date or (ii) Third Party Claims (as defined in Section 12.2) and investigations and insurance relating thereto. Buyer shall cause the Holding Company and its Subsidiaries to preserve such information, books and records for at least the period during which Buyer may make a claim against Seller for Indemnifiable Losses (as defined in Section 12.1) hereunder and thereafter, if such a claim against Seller is pending hereunder, to dispose of the same only after it shall have given Seller 90 days' prior notice of such disposition and the opportunity (at Seller's expense) to remove and retain such information, books and records.

                                  ARTICLE VIII

              JOINT COVENANTS WITH RESPECT TO IAA AND ICA MATTERS

                 Section 8.1 Affirmative Consents. Seller and Buyer shall cooperate with one another, and Seller shall cause the Company to cooperate, in securing the affirmative consents of the investment advisory clients of the Company to the assignment of the investment advisory clients' investment advisory agreements or the execution by such investment advisory clients of new investment advisory agreements on substantially identical terms (as may be necessary under the IAA) with the Company; provided, however, that Section 8.3 shall apply with respect to obtaining the approval of the contractowners of each Variable Annuity Fund to the execution of a new investment management agreement between the Company and each Variable Annuity Fund; and provided, further, that the obtaining of any such consent or the execution of any such new investment advisory agreement shall not be a condition to the obligations of either Buyer or Seller to consummate the transactions contemplated hereby. In connection with this Section 8.1, Seller and Buyer shall take, and shall cause the Company to take, the following actions:

                 (a) Part II of the Form ADV, as amended to reflect the transactions contemplated hereby (or any brochure permissible in lieu thereof), of the Company will be supplied to each such investment advisory client to the extent required by law;

                 (b) the Company shall promptly after the date hereof and in any event not less than 45 days prior to the Closing Date, inform each such investment advisory client, by means of a notice in a form reasonably acceptable to Buyer and Seller, of the transactions contemplated by this Agreement and the anticipated Closing Date, and shall request such client's written consent to the assignment of its investment advisory agreement in connection with the transactions contemplated hereby; and

                 (c) the Company shall inform each investment advisory client that if the client has not given affirmative notice of termination of its investment advisory agreement and continued to accept advisory services, the Company will consider consent to have been given and will continue to provide investment advisory services pursuant to such agreement.

                 Section 8.2      Proxy Statement.

                 (a) Seller and Buyer shall cooperate with one another, and shall cause the Company to cooperate, to obtain approval from the Board of Managers and contractowners of each of the Variable Annuity Funds of a new investment management agreement between each Variable Annuity Fund and the Company on identical terms to the current investment management agreement. Seller and Buyer agree to use all reasonable efforts, and to cause the Company to use all reasonable efforts, to cause to be added to the agenda of the scheduled annual meetings on April 17, 1995 of the Board of Managers and the contractowners of each Variable Annuity Fund, and at any adjournment thereof, a proposal to consider and approve the entry by such Variable Annuity Fund into a new investment management agreement, complying with the ICA, with the Company on identical terms (except the term thereof, which shall be two years from the Closing Date) as the current investment management agreement with such Variable Annuity Fund.

                 (b) Upon obtaining approval of such new investment management agreements from the Board of Managers, Seller and Buyer shall, and shall cause the Company, to assist each of the Variable Annuity Funds to (i) prepare and file with the SEC as soon as is reasonably practicable a preliminary proxy statement, together with a form of proxy to be used in connection with the scheduled annual meetings of the contractowners of each Variable Annuity Fund, and at any adjournment thereof, for the purposes of (A) obtaining the approval of a new investment management agreement between each Variable Annuity Fund and the Company and (B) electing a Board of Managers that is composed of members who satisfy the requirements of clause (i) of Section 8.3(b), and (ii) as promptly as practicable thereafter, subject to compliance with the rules and regulations of the SEC, file with the SEC and mail to the contractowners of each Variable Annuity Fund a definitive proxy statement with respect to each such meeting. The term "Proxy Statement" shall mean, with respect to each Variable Annuity Fund, each proxy statement and related proxy at the time such documents are initially mailed to such Variable Annuity Fund's contractowners and all amendments or supplements thereto, if any, similarly filed and mailed. None of the information provided and to be provided by Seller or Buyer for use in any Proxy Statement shall, on the date the Proxy Statement is first mailed to each such Variable Annuity Fund's contractowners and on the date of the meeting called to consider such matter, be false or misleading with respect to any material fact or omit to state any material fact required to be stated therein, or necessary to make the statements therein that are based upon information supplied by Seller or Buyer (as the case may be) in light of the circumstances in which they are made, not misleading, and each of Seller and Buyer agrees to correct at its sole expense any information provided by it that is or becomes false or misleading in any material respect. The Proxy Statements shall comply as to form in all material respects with all applicable requirements of federal securities laws and the rules and regulations of the SEC. Seller and Buyer shall cause the Company to assist in the solicitation of proxies for the meetings referred to herein and to use all reasonable efforts, consistent with applicable law, to obtain approval from the contractowners and the Boards of Managers of the Variable Annuity Funds of the matters referred to herein.

                 (c) The obtaining of the approval by the Variable Annuity Funds' contractowners of such new investment management agreements shall not be a condition to the obligations of either Buyer or Seller to consummate the transactions contemplated hereby. If the approval of the contractowners has not been obtained prior to satisfaction of all conditions to the Closing, Seller and Buyer shall cooperate with one another, and shall cause the Company to cooperate, to take all such actions as may be necessary to permit the Company to continue as investment adviser to the Variable Annuity Funds from and after the Closing until the approval of contractowners of new investment management agreements is obtained without adversely affecting the interests of contractowners.

                 Section 8.3      Section 15(f) of the ICA.

                 (a) Seller and Buyer intend to structure and complete the transactions contemplated by this Agreement and thereafter to conduct their dealings with the Variable Annuity Funds, and to use all reasonable efforts to encourage and assist the Variable Annuity Funds to conduct their affairs, in such a manner as to obtain the benefits and protections of Section 15(f) of the ICA ("Section 15(f)").

                 (b) Buyer acknowledges that Seller has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f), and Buyer covenants that from and after the Closing it will conduct the dealings of Buyer, the Company and each Subsidiary and Affiliate of Buyer, on the one hand, with each of the Variable Annuity Funds, on the other hand, and that it will, and will cause each of its Subsidiaries and Affiliates, to use all reasonable efforts to encourage each Variable Annuity Fund to conduct its affairs, so as to assure that:

                          (i) for a period of three years after the Closing Date, at least 75% of the members of the Board of Managers (or any persons performing an equivalent function) of each Variable Annuity Fund are not (A) "interested persons" (as defined in the ICA) of Buyer, any Subsidiary or Affiliate of Buyer, Seller, any Subsidiary or Affiliate of Seller, or the Company; and

                          (ii) there is not imposed on any Variable Annuity Fund an "unfair burden," within the meaning of Section 15(f), as a result of the transactions contemplated by this Agreement, or any express or implied terms or conditions, or understandings applicable thereto.

                 (c)      In order to carry out the provisions of clause (i) of
Section 8.3(b), Buyer and Seller agree, and agree to cause the Company, to use all reasonable efforts to encourage and assist the Board of Managers of each Variable Annuity Fund to obtain, prior to the Closing, a Board of Managers that is composed at least 75% of members who satisfy the requirements of clause (i) of Section 8.3(b) hereof and who are nominated and elected, to the extent their election is required in order to satisfy the provision of Section 15(f), in compliance with Section 16(b) of the ICA.

                 (d) Buyer further covenants that it will use all reasonable efforts to encourage and assist each Variable Annuity Fund and the Board of Managers (or any persons performing an equivalent function) of each Variable Annuity Fund to conduct the business of each Variable Annuity Fund in accordance with Section 8.4 hereof.

                 Section 8.4 Subsequent Compliance. Buyer covenants that for a period of three years from the Closing Date neither it nor any of its Subsidiaries or Affiliates will voluntarily engage in any transactions which would constitute an assignment of any investment management agreement with a Variable Annuity Fund to which Buyer or any Subsidiary or Affiliate of Buyer is a party without first obtaining a covenant in all material respects the same as that contained in Section 8.3 for the balance of such three-year period.

                                   ARTICLE IX

                       CONDITIONS TO OBLIGATIONS OF BUYER

                 The obligation of Buyer to purchase the Common Stock at the Closing is subject to the satisfaction or waiver by Buyer of the following conditions on or before the Closing Date:

                 Section 9.1 Representations and Warranties Correct. All representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the date made, and Buyer shall have received from appropriate officers of Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Buyer.

                 Section 9.2 No Material Adverse Change. Since September 30, 1994, no change, event, development or combination of developments shall have occurred which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

                 Section 9.3 Performance; No Default. Seller shall have performed and complied in all material respects with all the obligations, agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing, and Buyer shall have received from appropriate officers of Seller, a certificate or certificates to such effect, in form and substance reasonably satisfactory to Buyer.

                 Section 9.4  Absence of Litigation; Regulatory Compliance.
(a) There shall be no suit, action or other proceeding pending or, in the case of a Governmental Entity, threatened before any court or other Governmental Entity which Buyer believes, in good faith and based on an opinion of counsel, could reasonably be expected to result in the restraint, prohibition, set-aside or invalidation of the consummation of this Agreement or the transactions contemplated hereby or could reasonably be expected to result in substantial damages in connection therewith.

                 (b) The Holding Company and its Subsidiaries shall not have received any notification that (i) any Permit or Insurance License material to the business of the Holding Company and its Subsidiaries, taken as a whole, has been suspended, revoked or not renewed or that there are any pending or threatened suits, actions or proceedings seeking such suspension, revocation or non-renewal, or (ii) any Insurance License has been suspended, revoked or not renewed or that there are any pending or threatened suits, actions or proceedings seeking such suspension, revocation or non- renewal which Buyer be-lieves, in good faith and based upon an opinion of counsel, is based upon such facts and circumstances as could reasonably be expected to result in the suspension, revocation or non-renewal of any other Insurance Licenses that, individually or in the aggregate, are material to the business of the Holding Company and its Subsidiaries, taken as a whole, and Buyer shall have received from appropriate officers of Seller a certificate or certificates to such effect.

                 Section 9.5 Opinions of Counsel to the Company and Seller. Seller shall have delivered to Buyer opinions of Stephen P. Horvat, Jr., General Counsel of the Company, and Chadbourne & Parke, substantially in the forms of Exhibits A-1 and A-2 hereto, dated the Closing Date.

                 Section 9.6 Governmental Approvals. All required governmental filings shall have been made, all applicable waiting periods including those under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have run, and all requisite approvals of Governmental Entities for the consummation of the transactions contemplated hereby shall have been granted, except as agreed to in Article VIII.

                 Section 9.7 Consents. Seller, Buyer, the Holding Company and its Subsidiaries shall have received all approvals and consents required pursuant to Sections 5.4 and 7.1 hereof and such approvals and consents shall be in full force and effect, and no such approval or consent shall impose any conditions which could reasonably be expected to adversely impair in any material respect the ability of Buyer or its Affiliates or the Holding Company or its Subsidiaries to conduct their respective businesses in the future. The failure to obtain approval of the Extraordinary Dividend shall not affect Buyer's obligation to consummate the transactions contemplated by this Agreement.

                 Section 9.8 Intercompany Accounts. All intercompany receivables and payables (other than those under reinsurance contracts and arrangements) between the Holding Company or its Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than the Holding Company and its Subsidiaries), on the other hand, shall have been settled at the value set forth on the books of the Holding Company, or its Subsidiaries, as the case may be, or if not so set forth, on a basis no less favorable to the Holding Company or the relevant Subsidiary, as the case may be, than arm's length. All intercompany reinsurance agreements shall remain in effect and shall be settled in the ordinary course of business of the Insurance Subsidiaries.

                 Section 9.9 Resignation of Directors. All Persons who are directors of the Holding Company and/or any of its Subsidiaries who are requested to do so by Buyer in a notice delivered to Seller at least ten (10) days prior to the Closing Date, shall have resigned such directorships.

                 Section 9.10 Investment Policy Changes. There shall not have occurred any material change in the investment policies of the Company and the Insurance Subsidiaries not consented to by Buyer.


                                   ARTICLE X

                      CONDITIONS TO OBLIGATIONS OF SELLER

                 The obligation of Seller to sell the Common Stock owned by it on the Closing Date is subject to the satisfaction or waiver by Seller of the following conditions, on or before the Closing Date:

                 Section 10.1 Representations and Warranties Correct. All representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date made, and Seller shall have received from appropriate officers of Buyer a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller.

                 Section 10.2 Performance; No Default. Buyer shall have performed, observed and complied in all material respects with all the obligations and conditions required by this Agreement to be performed, observed or complied with by it at or prior to the Closing, and Seller shall have received from appropriate officers of

Buyer a certificate to such effect, in form and substance reasonably satisfactory to Seller.

                 Section 10.3 Absence of Litigation. There shall be no suit, action or other proceeding pending or, in the case of a Governmental Entity, threatened, before any court or other Governmental Entity which Seller believes, in good faith and based upon an opinion of counsel, could reasonably be expected to result in the restraint, prohibition, set-aside or invalidation of the consummation of this Agreement or the transactions contemplated hereby or could reasonably be expected to result in substantial damages in connection therewith.

                 Section 10.4 Governmental Approvals. All required governmental filings shall have been made, all applicable waiting periods including those under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have run, and all requisite approvals of Governmental Entities for the consummation of the transactions contemplated hereby, shall have been granted, except as agreed to in Article VIII.

                 Section 10.5 Consents. Buyer, Seller, the Holding Company and its Subsidiaries shall have received all approvals and consents required pursuant to Sections 5.4 and 7.1 hereof and such approvals and consents shall be in full force and effect, and no such approval or consent shall impose any conditions which could reasonably be expected to adversely impair the ability of Seller or its Affiliates to conduct their respective businesses in the future.

                 Section 10.6 Opinions of Counsel to Buyer. Buyer shall have delivered to Seller opinions of Jon P. Newton, Senior Vice President and General Counsel of Buyer, and Skadden, Arps, Slate, Meagher & Flom, substantially in the forms of Exhibits B-1 and B-2 hereto, dated the Closing Date.

                 Section 10.7 Transfer Taxes. Buyer shall have paid, or caused to be paid, all stock transfer and other transfer taxes required to be paid in connection with the sale and delivery to Buyer of the Common Stock, and shall have caused all appropriate stock transfer tax stamps to be affixed to the certificate or certificates representing the Common Stock so sold and delivered.


                                   ARTICLE XI

                             DELIVERIES AT CLOSING

                 At the Closing, the parties will deliver the following documents or such documents in substitution therefor as are satisfactory to the recipient:

                 Section 11.1  Deliveries by Seller.  Seller will deliver to
Buyer:

                 (a) Certificates representing all of the Common Stock, accompanied by stock powers duly executed in blank or duly executed instruments of transfer and any other documents that are necessary to transfer to Buyer good title to all the Common Stock free and clear of all Liens.

                 (b) The minute books, stock transfer books and corporate seals of the Holding Company and its Subsidiaries.

                 (c) Certified copies of the resolutions, duly adopted by the Board of Directors or the Executive Committee of the Board of Directors of Seller, that will be in full force and effect at the time of delivery, authorizing the execution, delivery and performance of this Agreement.

                 (d) The certificates executed by officers of Seller provided for in Sections 9.1, 9.3 and 9.4(b).

                 (e)      The opinions of counsel referred to in Section 9.5.

                 (f)      The resignation of directors referred to in Section
         9.9.

                 (g) Insurance good standing or similar certificates for each of the Company and the Insurance Subsidiaries, dated a date reasonably contemporaneous with the Closing Date and certified by the appropriate Governmental Entity, for each of the states in which the Company and such Insurance Subsidiaries are licensed to conduct insurance business, and "bring down" certificates of good standing, certified by the appropriate Governmental Entity, for the Company and its Insurance Subsidiaries, dated the Closing Date, from the state of such company's insurance domicile.

                 (h) Such other instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, Buyer.

                 Section 11.2  Deliveries by Buyer.  Buyer will deliver to
Seller:

                 (a)      The Purchase Price.

                 (b) Certified copies of resolutions, duly adopted by the Board of Directors of Buyer that will be in full force and effect at the time of delivery, authorizing the execution, delivery and performance of this Agreement.

                 (c) The certificates executed by officers of Buyer provided for in Sections 10.1 and 10.2.

                 (d) Evidence, reasonably satisfactory in form and substance to Seller, of final unappealable approvals of the Insurance Commissioner of Illinois and the Superintendent of Insurance of the State of New York, of the acquisition of control by Buyer as contemplated by this Agreement.

                 (e)      The opinions of counsel referred to in Section 10.6.

                 (f) All required stock transfer and other documentary stamps.

                 (g) Such other instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, Seller.





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
                                  ARTICLE XII

                                INDEMNIFICATION

                 Section 12.1  Indemnification.

                 (a) Seller will indemnify, defend and hold harmless Buyer, Persons controlling, controlled by, and under common control with Buyer, the Holding Company and its Subsidiaries (from and after the Closing Date), and the respective directors, officers and employees of each of the foregoing Persons and entities, from and against any and all claims, demands, actions, proceedings or suits (by any Person, entity or group, including, without limitation, any Governmental Entity), losses, liabilities, damages, obligations, payments, costs and expenses, paid or incurred, whether or not relating to, resulting from or arising out of any Third Party Claim (as defined in Section 12.2 hereof) (including, without limitation, the reasonable costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises arising out of Third Party Claims and, if Seller has received a final, unappealable judgment in its favor, Direct Claims (as defined in Section 12.3) and reasonable attorneys' fees in connection therewith) (individually and collectively "Indemnifiable Losses") relating to, resulting from or arising out of any breach of any of the representations warranties, covenants or agreements of Seller contained in this Agreement; provided, however, that Seller shall not have any liability for such indemnification unless the aggregate of all Indemnifiable Losses (net of any insurance proceeds and calculated as provided in Section 12.5) for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $10 million, in which case Seller's liability shall be only for such excess and, provided further, that such limitation shall not apply to the breach of any representation warranty, covenant or agreement contained in Sections 2.14 or 2.22 or Article VI.

                 (b) Buyer will indemnify, defend and hold harmless Seller, Persons controlling, controlled by, and under common control with Seller, the Holding Company and its Subsidiaries (prior to the Closing Date), and the respective directors, officers and employees of each of the foregoing Persons, from and against any and all Indemnifiable Losses relating to, resulting from or arising out of any breach of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement.

                 (c) For purposes of this Agreement, "Indemnity Payment" will mean any amounts of Indemnifiable Losses required to be paid pursuant to this Section 12.1.

                 (d) For purposes of this Agreement, "Indemnitee" will mean any Person entitled to indemnification under this Agreement.

                 (e) For purposes of this Agreement, "Indemnifying Party" will mean any Person required to provide indemnification under this Agreement.

                 (f) For the purposes of this Agreement, all statements contained herein or in any Schedule hereto, or in any certificate delivered at the Closing, will be deemed representations and warranties within the meaning of this Article XII.

                 (g) No claim for Indemnifiable Losses made hereunder may be made after expiration of the survival period relating thereto set forth in
Section 13.10.

                 Section 12.2  Defense of Third Party Claims.

                 (a) If an Indemnitee receives notice of the assertion or commencement, as the case may be, of any claim, demand, action, proceeding or suit by any Person (including, without limitation, any Governmental Entity) who is not a party to this Agreement or who is not an Indemnitee hereunder against such Indemnitee, with respect to which any Indemnifying Party is obligated to provide indemnification under Section 12.1 of this Agreement (a "Third Party Claim"), the Indemnitee will give the Indemnifying Party prompt written notice thereof. Such notice will describe the Third Party Claim in reasonable detail, will be accompanied by all notices and documents (including court papers) received by the Indemnitee with respect thereto and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The

Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume, the defense of any Third Party Claim at Indemnifying Party's own expense and by the Indemnifying Party's own counsel (which counsel will be reasonably satisfactory to the Indemnitee) and the Indemnitee will, to the extent requested, cooperate in good faith in such defense; provided, however, that the Indemnitee may at its own expense retain separate counsel to participate in such defense, it being understood, however, that if the Indemnitee so chooses to participate in the defense, the Indemnifying Party nevertheless shall control the defense if the Indemnifying Party so elects. The cooperation referred to in the preceding sentence shall include the retention and (upon the Indemnifying Party's reasonable request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and for testimony.

                 (b) If an Indemnitee is given written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of any Third Party Claim, the Indemnifying Party will not be liable for any legal expenses incurred by the Indemnitee after such notice is given in connection with the defense thereof and the assumption of such defense by the Indemnified Party; provided, however, that if the Indemnifying Party fails to assume the defense of such Third Party Claim within 30 calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for any reasonable expenses therefor. Notwithstanding anything contained herein to the contrary, the Indemnitee will have the right to employ separate counsel at the Indemnifying Party's expense and to control its own defense of such action or proceeding if the named parties to any such suit, action or proceeding include both the Indemnifying Party and the Indemnitee and if representation of both parties by the same counsel would be inappropriate because, in the reasonable opinion of counsel to the Indemnitee, (i) there are or may be legal defenses available to the Indemnitee that are different from or additional to those available to the Indemnifying Party, or (ii) a conflict or potential conflict exists between the Indemnifying Party and the Indemnitee; provided, however, that the Indemnifying Party shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate counsel (in addition to any local counsel) for all such Indemnitees.

                 In the event that any Indemnifying Party does not elect to assume the defense of any Third Party Claim in accordance with this Section 12.2, such Indemnifying Party will be obligated as provided in this Section
12.2 for all costs of defense of the Indemnitee.

                 The Indemnitee shall not knowingly or intentionally admit any liability with respect to, or settle, compromise or discharge any Third Party Claim prior to expiration of the 30-day period provided in the first paragraph of this Section 12.2(b). If the Indemnifying Party shall elect not to assume the defense of a Third Party Claim, the Indemnitee nevertheless will not enter into a settlement, compromise or discharge of such claim without the consent of the Indemnifying Party, which consent will not be unreasonably withheld. Without obtaining a complete and unconditional release of the Indemnitee from any further liability in respect of a Third Party Claim, the Indemnifying Party will not enter into any settlement, compromise or discharge of such Claim without the consent of the Indemnitee, which consent will not be unreasonably withheld.

                 (c)      A failure to give timely notice as provided in this
Section 12.2 will not affect the rights or obligations of any party hereunder except as provided in Section 12.1(g) and except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was adversely affected in its ability to defend a claim or there was an increase in the amount of the Indemnifiable Losses which such party is obligated to pay hereunder or such party was otherwise actually prejudiced as a result of such failure.

                 (d) Upon making any Indemnity Payment, the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the Indemnity Payment relates; provided, however, that until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said Indemnity Payment are hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

                 Section 12.3 Direct Claims. Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party prompt written notice thereof and in any event within the time period referred to in
Section 12.1(g), and the Indemnifying Party will have a period of 30 calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee under any applicable laws, subject to the terms of this Agreement, including, without limitation, the enforcement of the Indemnitee's rights under this Agreement.

                 Section 12.4 Purchase Price Adjustment. Buyer and Seller each agrees to treat any indemnification payments made pursuant to Article XIII as a reduction or increase (as the case may be) of the Purchase Price unless such party receives a written opinion from a nationally recognized law firm (which opinion and law firm shall be reasonably acceptable to the other party) that no substantial authority (within the meaning of Section 6662(d)(2)(B)(i) of the Code) exists for such position.

                 Section 12.5 Net After-Tax Basis. The amount of any Indemnifiable Loss under this Agreement shall be calculated on a net after-Tax basis, taking into account any net Tax benefit to be realized by the Indemnitee arising from the deductions (including through depreciation or amortization) or other benefits with respect to any amounts associated with the Third Party claim or the Direct Claim and any net Tax detriment realized by the Indemnitee if the Indemnity Payment is not treated as a Purchase Price adjustment.


                                  ARTICLE XIII

                    MISCELLANEOUS PROVISIONS AND AGREEMENTS

                 Section 13.1 Confidentiality. The terms of the Confidentiality Agreement, dated October 5, 1994, between Seller and Buyer are incorporated herein by reference as if set forth herein in full, and the terms of such agreement shall remain in full force and effect and shall not be superseded by the terms hereof. Seller and Buyer agree that each of them will consult with the other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby.

                 Section 13.2 Expenses. Seller will bear its own expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by Seller, in connection with this Agreement and the transactions contemplated hereby, except as otherwise expressly provided herein. Buyer will bear its own expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by Buyer in connection with this Agreement and the transactions contemplated hereby, except as otherwise expressly provided herein.

                 Section 13.3 Notices. All notices, requests, demands and other communications made hereunder will be in writing and will be deemed duly given if delivered or sent by telex, facsimile or registered, certified or express mail, postage prepaid, or reputable overnight courier as follows, or to such other address or Person as any party may designate by notice to the other parties hereunder:

                 If to Seller:

                          American Brands, Inc.
                          1700 East Putnam Avenue
                          Old Greenwich, Connecticut 06870
                          Attention: Mr. Arnold Henson
                          Telephone: (203) 698-5000
                          Fax: (203) 698-0184

                 With copies to:

                          Gilbert L. Klemann, II, Esq.
                          Senior Vice President and General Counsel
                          American Brands, Inc.
                          1700 East Putnam Avenue
                          Old Greenwich, Connecticut 06870
                          Telephone: (203) 698-5000
                          Fax: (203) 698-5172

                 and

                          Edward P. Smith, Esq.
                          Chadbourne & Parke
                          30 Rockefeller Plaza
                          New York, New York 10112
                          Telephone: (212) 408-5100
                          Fax: (212) 541-5369

                 If to Buyer:

                          Robert M. Devlin
                          Vice Chairman
                          American General Corporation
                          2929 Allen Parkway
                          Houston, Texas 77019
                          Telephone: (713) 522-1111
                          Fax:  (713) 831-1300

                 With copies to:

                          Jon P. Newton
                          Senior Vice President and General Counsel
                          American General Corporation
                          2929 Allen Parkway
                          Houston, Texas 77019
                          Telephone: (713) 522-1111

                          Fax:  (713) 831-1266

                 and

                          Morris J. Kramer
                          Skadden, Arps, Slate, Meagher & Flom
                          919 Third Avenue
                          New York, New York  10022
                          Telephone:  (212) 735-3000
                          Fax:  (212) 735-2000

                 Section 13.4 Amendments; Termination. This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein will be effective unless evidenced by an instrument in writing duly executed by the proper party. This Agreement (except for the provisions of Sections 3.4, 4.6, 13.1 and 13.2 which will continue in effect) and the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing Date (i) by mutual written agreement of Buyer and Seller, (ii) by Buyer or Seller upon written notice given to the other after entry of a restraining order or injunction restraining or prohibiting the sale or purchase of the Common Stock and the expiration or unfavorable disposition of all appeals related thereto, or (iii) by Buyer or Seller upon written notice to the other if the Closing will not have taken place by June 30, 1995 other than by reason of a matter within the control of the party asserting such termination. In the event of any termination permitted by the preceding sentence, the parties hereto will have no liabilities pursuant to this Agreement to the other party hereto, except for liabilities arising under Sections 3.4, 4.6, 13.1 and 13.2. Without prejudice to any other rights or remedies which it may have, either party may, prior to the Closing, forthwith abandon the transactions contemplated hereby by written notice to the other party if any of the conditions to the obligations of such party to close the transactions contemplated hereby have become incapable of fulfillment prior to June 30, 1995 and shall not have been waived.

                 Section 13.5 Consent to Jurisdiction. Each of Buyer and Seller irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District

Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Seller and Buyer agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Buyer further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail in care of CT Corporation, 1633 Broadway, New York, New York 10019, shall be effective service of process for any action, suit or proceeding brought against Buyer in any such court. Seller further agrees that service of process, summons, notice of document by hand delivery or registered mail in care of Chadbourne & Parke, 30 Rockefeller Plaza, New York, New York 10012, Attention of Managing Clerk, shall be effective service of process for any action, suit or proceeding brought against Seller in any such court. Each of Buyer and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                 Section 13.6 Negotiations with Third Parties; Specific Performance. Seller and its Affiliates will not and shall cause the Holding Company and its Affiliates not to, without the prior consent of Buyer, initiate, continue, encourage or participate in discussions or negotiations with third parties relating to, or otherwise approve, any merger, sale or other disposition of all or any part of the business of the

Holding Company or any of its Subsidiaries nor, without such consent, cooperate with, or participate in discussions or negotiations relating to, any unsolicited offers by third parties concerning any such merger, sale or disposition. Seller acknowledges and agrees that the Holding Company and each of its Subsidiaries, the Assets and the business of the Holding Company and each of its Subsidiaries are unique and not available on the open market and that Buyer will have, in addition to all other legal remedies available to it, the right to enforce the terms of this Agreement, by a decree of specific performance.

                 Section 13.7 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, legal representatives and assigns, but this Agreement may not be assigned by either party without the written consent of the other party; provided, however, that Buyer may assign all or any portion of its respective rights hereunder without the prior written consent of Seller to an Affiliate of Buyer provided that such assignment shall not release Buyer from, or in any manner limit, Buyer's obligations hereunder.

                 Section 13.8 Entire Agreement. This Agreement, the Schedules attached hereto and the Confidentiality Agreement referred to in Section 13.1 contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all previous written or oral negotiations, commitments and writings. The Section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties. This Agreement may be executed in two or more counterparts, and all such counterparts will constitute one and the same instrument.

                 Section 13.9 Applicable Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

                 Section 13.10 Survival. The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered at the Closing shall survive the Closing and shall terminate at the close of business 90 days after delivery of audited financial statements for the fiscal year ending December 31, 1995; provided, however, that the representations and warranties set forth in Sections 2.1, 2.2, 2.14, 2.15, 2.22,

3.1, 3.2, 3.4, 3.5, 4.2, 4.4 and 4.6 and the covenants set forth in Article VI shall survive until the expiration of the relevant statute of limitations (including, with respect to Section 2.14 and Article VI, any extensions or waivers thereof).

                 Section 13.11 Further Assurances. Each of Seller and Buyer will use its reasonable best efforts to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

                 Section 13.12 Definition of "Knowledge" of Seller. In each case in this Agreement or in any Schedule hereto or in any certificate delivered pursuant hereto in which Seller makes a representation or warranty based on the "knowledge" of Seller or on what is "known" to Seller, Seller represents and warrants only as to Seller's actual knowledge and further that Seller has made reasonable inquiry as to the subject matter covered by such representation or warranty of, and has received confirmation of the accuracy of such representation or warranty from, each of the following officers of (i) the
Company: the Chairman of the Board, President and Chief Executive Officer; the Executive Vice President and Chief Operating Officer; the Senior Vice President and Chief Financial Officer; the Senior Vice President and General Counsel; Senior Vice President-Actuarial; the Senior Vice President-Investment and Chief Investment Officer; the Senior Vice President-Marketing; the Division Vice President-Information Services; the Vice President-Underwriting and the Vice President-Human Resources (ii) the Broker-Dealer: the Chairman of the Board and the President, (iii) the Illinois Subsidiary: Chairman of the Board and President and (iv) the New York Subsidiary: the Chairman of the Board and the President.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.



                                        AMERICAN GENERAL CORPORATION


                                        By: /s/ Robert M. Devlin
                                            Robert M. Devlin
                                            Vice Chairman


                                        AMERICAN BRANDS, INC.


                                        By: /s/ Arnold Henson
                                            Arnold Henson
                                            Executive Vice President
                                            and Chief Financial Officer

                                    ANNEX A

                                  Definitions


                 "Affiliate" means with respect to any specified Person, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

                 "Affiliate Transaction" is defined in Section 2.18.

                 "Assets" shall mean all rights, titles, franchises and interests in and to every species of property, real, personal and mixed, tangible and intangible, and things in action hereunto belonging, including, without limitation, cash and cash equivalents, securities (including, without limitation, exempted securities under the Securities Act), receivables, recoverables (from reinsurance and otherwise), deposits and advances, loans, agent balances, real property (together with buildings, structures and the improvements thereon, fixtures contained therein and appurtenances thereto and easements and other rights relating thereto), machinery, equipment, furniture, fixtures, leasehold improvements, vehicles and other assets or property, leases, Permits, Insurance Licenses, Contracts, policy forms, training materials, underwriting manuals, lists of policyholders and agents, processes, trade secrets, know-how, computer software, computer programs and source codes, protected formulae, all other Intellectual Property, research, goodwill, prepaid expenses, books of account, records, files, invoices, data, rights, claims and privileges and any other assets whatsoever.

                 "Balance Sheets" is defined in Section 2.3(a).

                 "Below Investment Grade" means, with respect to bonds, notes, debentures or other evidence of indebtedness rated by Moody's Investors Service Inc., Standard & Poor's Corporation or the National Association of Insurance Commissions Securities Valuation Office, having a rating lower than Baa3 by Moody's Investors Service Inc., BBB- by Standard & Poor's Corporation or Category 2 by the National Association of Insurance Commissions Securities Valuation Office.

                 "Broker-Dealer" is defined in Section 2.1(a)

                 "Business Day" means any day (other than a Saturday or Sunday) on which banks are permitted to be open and transact business in the City of New York.

                 "Closing" is defined in Section 1.2.

                 "Closing Date" is defined in Section 1.2.

                 "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                 "Common Stock" is defined in Section 1.1.

                 "Company" is defined in Section 2.3.

                 "Consolidated Taxes" is defined in Section 6.2.

                 "Contracts" means all agreements or understandings, whether written or oral, including, without limitation, all mortgages, indentures, notes, guarantees, leases, purchase agreements and sale agreements.

                 "Environmental Laws" is defined in Section 2.15.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.


                 "ERISA Plans" is defined in Section 2.12(a).

                 "ERISA Affiliate" is defined in Section 2.12(a).

                 "Excluded Amounts" means Taxes imposed because of the reclassification of insurance agents treated as independent contractors by the Holding Company or its Subsidiaries as employees of the Holding Company or its Subsidiaries.

                 "Extraordinary Dividend" is defined in Section 5.9.

                 "Financial Statements" is defined in Section 2.3(a).

                 "GAAP" means generally accepted accounting principles consistently applied.

                 "Governmental Entity" means any agency, administrative division or department (or administrative subdivision), commission, regulatory authority, taxing or administrative authority, court or other judicial body, legislature, audit group or procuring office of the government of the United States or of any state, city, municipality, county or town thereof, or of any foreign jurisdiction, including the employees or agents of any thereof.

                 "Indemnifiable Losses" is defined in Section 12.1.

                 "Indemnifying Party" is defined in Section 12.1.

                 "Indemnitee"  is defined in Section 12.1.

                 "Indemnity Payment"  is defined in Section 11.1.

                 "Insurance Subsidiary" is defined in Section 2.1(c).

                 "Insurance License" means any license, certificate of authority, Permit or other authorization granted by a Governmental Entity to transact an insurance or reinsurance business.

                 "Intellectual Property" means all patents and trademarks, service marks, trade names, jingles, assumed names, trade secrets and other proprietary information, copyrights, licenses, permits and other similar intangible property rights and interests applied for, issued to or presently owned or used by the Company or its Subsidiaries or under which the Company or its Subsidiaries is licensed or franchised.

                 "Investments"  is defined in Section 2.6.

                 "IRS" means the Internal Revenue Service.

                 "Liability means any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, due or to become due, accrued, absolute, contingent or otherwise.

                 "Liens" means all mortgages, pledges, security interests, liens, charges, options, conditional sales agreements, claims, restrictions, covenants, easements, rights of way, title defects or other encumbrances of any nature whatsoever.

                 "Material Adverse Effect" means a material adverse effect on the business, property, financial condition or operations of the Holding Company and its Subsidiaries, taken as a whole, or on the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

                 "1993 Balance Sheet" is defined in Section 2.3(a).

                 "1993 Financial Statements" is defined in Section 2.3(a).

                 "Permits" means all permits, filings, licenses, approvals, franchises, grants, easements, consents, certificates, orders and other authorizations issued or granted by a Governmental Entity.

                 "Permitted Liens" means (i) Liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith and for which adequate reserves have been taken, (ii) mechanics', carriers', workers', repairers', materialmens', warehousemens' and other similar Liens arising or incurred in the ordinary course of business, (iii) all Liens approved in writing by the other party hereto, (iv) immaterial imperfections of title, or other defects, easements, restrictions, covenants, rights of way, liens, mortgages, pledges, encumbrances or charges, if any, which do not materially impair the continued use and operation of the Assets or

Real Property or otherwise materially adversely affect the ability of the Holding Company or any of its Subsidiaries to conduct business as it is now conducted, (v) with respect to Investments, restrictions on transfer under securities laws or as set forth in agreements and instruments governing mortgage, partnership and venture capital Investments and loan participation Investments, and rights of set-off under banking and other agreements, (vi) Asset reserve and trust fund requirements and Asset maintenance obligations under reinsurance and retrocession contracts and (vii) Liens on partnership or venture capital Investments to secure obligations of such partnerships and venture capital entities.

                 "Person" means any corporation, individual, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust or other entity.

                 "Plans" is defined in Section 2.12(a).

                 "Purchase Price" is defined in Section 1.3.

                 "Real Property" is defined in Section 2.5(b).

                 "Recent Balance Sheet" is defined in Section 2.3(b).

                 "Securities Act" means the Securities Act of 1933, as amended, as in effect on the date hereof, together with the rules and regulations promulgated thereunder.

                 "Seller" is defined in the recital.

                 "Statutory Accounting Principles" is defined in Section 2.3(c).

                 "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the outstanding stock or other equity interest the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                 "Tax" or "Taxes" means all taxes, charges, duties, fees, levies or other assessments, including but not limited to, income, excise, property, sales, transfer, use, stamp, franchise, withholding, gross receipts, value added, registration, environmental, estimated, social security, workers compensation and unemployment taxes, imposed by the United States, any possession thereof, any state, county, local or foreign government, or any subdivision or agency of any of the foregoing, and any interest, penalties or additions to tax relating to such taxes, charges, duties, fees, levies or other assessments, but not including Excluded Amounts.

                 "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, local, or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on any Seller or the Company) or the administration of any laws, regulations or administrative requirements relating to any Tax.

                 "Unaudited Financial Statements" is defined in Section 2.3(b).

                 "WARN Act" means the Worker Adjustment and Retraining Notification Act.

Pursuant to Item 601(b)(2) of Regulation S-K, American General Corporation herewith provides a list of the omitted schedules permitted under such item and hereby agrees to furnish supplementally to the Securities and Exchange Commission ("Commission") a copy of any omitted schedule which the Commission shall request.


                           LIST OF OMITTED SCHEDULES

Exhibit A-1  Form of Opinion of Company's General Counsel
Exhibit A-2  Form of Opinion of Seller's Counsel

Exhibit B-1  Form of Opinion of Buyer's General Counsel
Exhibit B-2  Form of Opinion of Buyer's Counsel

Schedule 2.2 - No Conflict
Supplement to Schedule 2.2

Schedule 2.4 - Undisclosed Liabilities; Absence of Changes
Supplement to Schedule 2.4

Schedule 2.5(a) - Representations Regarding Assets
Supplement to Schedule 2.5(a)
Appendix 2.5(a)

Schedule 2.5(b) - Real Property
First Supplement to Schedule 2.5(b)

Schedule 2.5(c) - Insurance
Supplement to Schedule 2.5(c)
Appendix 2.5(c)

Schedule 2.6 - Investments
Supplement to Schedule 2.6
Appendix 2.6(c)

Schedule 2.7 - Reserves

Schedule 2.8 - Consents
Supplement to Schedule 2.8

Schedule 2.9 - Contracts
Supplement to Schedule 2.9

Schedule 2.10 - Litigation; Compliance with law
Appendix 2.10(a)-1
Appendix 2.10(a)-2
Appendix 2.10(a)-3

Schedule 2.11 - Labor Relations; Employees

Schedule 2.12 - Employee Benefit Plans, ERISA

Schedule 2.13 - Intellectual Property
Supplement to Schedule 2.13

Schedule 2.14 - Taxes

Schedule 2.15 - Environmental

Schedule 2.17 - Subsidiaries

Schedule 2.18 - Affiliate Transactions

Schedule 2.19 - Directors, Officers and Employees
Appendix 2.19

Schedule 2.20 - Insurance Practices; Conduct of Agents

Schedule 2.22 - Activities of Holding Company

Schedule 5.1(a) - Operation of the Business
Appendix 5.1

Schedule 5.5 - Investment Portfolio
Appendix 5.5(a)
Appendix 5.5(b)
Appendix 5.5(c)